As filed with the Securities and Exchange Commission on June 24, 1998.

                                                       Registration No. 333-5826
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------
                           ATLANTIC INTEGRATED HEALTH
                                  INCORPORATED
           (Name of small business issuer as specified in its charter)

      NORTH CAROLINA                    8011                   56-1966823
(State or jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
     incorporation or       Classification Code Number)   Identification No.)
      organization)


                        1315 S. GLENBURNIE ROAD, SUITE A5
                         NEW BERN, NORTH CAROLINA 28562
                                 (252) 514-0057
          (Address and telephone number of principal executive offices)


                     --------------------------------------


                           J. PHILIP MAHANEY JR., M.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        1315 S. GLENBURNIE ROAD, SUITE A5
                         NEW BERN, NORTH CAROLINA 28562
                                 (252) 514-0057
            (Name, address and telephone number of agent for service)


                                 ---------------

                                   COPIES TO:

        MICHEL A. LAFOND, ESQ.                  DONALD R. REYNOLDS, ESQ.
   OPPENHEIMER WOLFF & DONNELLY LLP      WYRICK, ROBBINS, YATES & PONTON L.L.P.
3400 PLAZA VII, 45 SOUTH SEVENTH STREET                THE SUMMIT
         MINNEAPOLIS, MN 55402              4101 LAKE BOONE TRAIL, SUITE 300
            (612) 607-7438                          RALEIGH, NC 37607


                                 ---------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                -----------------
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

              ----------------------------------------------------

================================================================================

                    Subject to Completion Dated June 24, 1998


                       700,000 PRIMARY CLASS COMMON SHARES
                     1,400,000 REFERRAL CLASS COMMON SHARES
                 150,000 NONPROFIT CLASS NONVOTING COMMON SHARES

                           ---------------------------
                           ATLANTIC INTEGRATED HEALTH
                                  INCORPORATED

Prior to this offering (the "Offering"), there has been no public market for the Primary Class Common Shares, the Referral Class Common Shares, or the Nonprofit Class Nonvoting Common Shares (the Primary Class Common Shares, the Referral Class Common Shares and the Nonprofit Class Nonvoting Common Shares are collectively referred to as the "Shares"). The offering of the Shares will be restricted to qualified investors only. See "Description of Securities" and "Plan of Distribution." In addition, all purchasers of the Shares offered hereby will be required to enter into Subscription and Shareholder Buy/Sell Agreements, which restrict the sale of the Shares to Eligible Persons (as defined in the respective Shareholder Buy/Sell Agreements) and provide to the Company a right to repurchase the Shares upon the occurrence of certain purchase events at fair market value, as determined in the sole discretion of the Board of Directors, thereby precluding the development of a trading market for the Shares. See "Plan of Distribution - Subscription and Shareholder Buy/Sell Agreements." Accordingly, upon completion of the Offering, there will continue to be no public market for the Shares and no assurance can be given that a public market for the Shares will ever develop after the Offering. The initial public offering price per Share will be $1.00.

                               -------------------
 THE SHARES OFFERED BY THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE
                                    OF RISK.
 PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER
                                 "RISK FACTORS."

                               -------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================
                                          Price to      Underwriting Discounts    Proceeds to
                                        Public (1)(2)    and Commissions (3)     Company (4)(5)
-----------------------------------------------------------------------------------------------
Per Primary Class Common Share.........     $1.00               None                $1.00
Per Referral Class Common Share........     $1.00               None                $1.00
Per Nonprofit Class Nonvoting
Common Share...........................     $1.00               None                $1.00
===============================================================================================

Total .................................  $2,250,000             None              $2,250,000

===============================================================================================

(1) The minimum and maximum investment is 2,000 Shares, or $2,000 per investor. See "Plan of Distribution."

(2) The Shares will be offered only to qualified investors. See "Plan of Distribution."

(3) The Shares will be offered on a "best efforts" basis by the officers and directors of the Company. No selling commissions will be paid to any officer or director of the Company in connection with the offering and sale of the Shares, although any out-of-pocket expenses will be reimbursed by the Company.

(4)  Before deducting estimated Offering expenses payable of $105,000.


(5) The total number of Shares does not discriminate between the three different classes of Shares.

                  The date of this Prospectus is _______, 1998

                             ADDITIONAL INFORMATION


         The Company has filed a Registration Statement on Form SB-2 (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as amended by Post-Effective Amendments 1 through 3, and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, as amended by Post-Effective Amendments 1 through 3, including the exhibits and schedules thereto, copies of which can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60621 and Seven World Trade Center, New York, New York 10048. Copies of such documents may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http://www.sec.gov). The Company is an electronic filer.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                   THE COMPANY


         Atlantic Integrated Health Incorporated (the "Company" or "Atlantic") was incorporated as a business corporation on December 5, 1994 under the name "Atlantic Primary Care, Inc." Atlantic is in the process of integrating, economically and clinically, physicians practicing primarily in single-specialty medical practice groups into a larger multi-specialty network of physicians and medical practice groups. Atlantic is organized as an independent, physician-owned and governed integrated medical practice group network. Physicians participating in Atlantic's network provide primary and referral specialty health care services to managed care health plan enrollees and other patients. Atlantic seeks to improve the clinical performance and efficiencies of individual physician and medical practice group operations by centralizing specific administrative and purchasing functions and introducing management tools, such as clinical pathways, utilization review and outcomes measurement.

         As of June 2, 1998, Atlantic had entered into Medical Services Provider Agreements covering approximately 400 physicians with practices located in 19 counties of Eastern North Carolina. The Medical Services Provider Agreements require participating physicians to comply with key operating policies and procedures established by Atlantic's physician Board of Directors. Additionally, as of June 2, 1998, Atlantic through its subsidiary, The Beacon Company ("Beacon"), had entered into Facility Participation Agreements with five hospitals in Eastern North Carolina. The Facility Participation Agreements allow Atlantic, through Beacon, to work with local hospitals on joint contracting opportunities.

         Atlantic derives its revenues from two main sources. The first is fees paid by employers, managed care health plans such as HMOs, and other third-party payors to access its integrated provider network and the other administrative and consulting services. The second is fees generated from providing administrative, group purchasing and other services to participating physicians.

         Atlantic's strategy is to continue to develop a multi-specialty Integrated Medical Group Network in Eastern North Carolina. In each targeted community Atlantic plans to affiliate with local physicians who provide a variety of medical specialty services. To implement its strategy, Atlantic intends to pursue: (i) growth in its existing community markets; (ii) expansion into new community markets through affiliation with physician medical practice groups or existing provider networks; (iii) creation of contract relationships with hospitals, HMOs, and other third-party payors in the community market areas; (iv) use of management information systems and electronic data interchange; and (v) management activities to increase the efficiency of and reduce costs associated with the operation of Atlantic's regional network.

         The Company was incorporated in North Carolina in December 1994 under the name "Atlantic Primary Care, Inc." The Company's principal executive offices are located at 1315 S. Glenburnie Road, Suite A5, New Bern, North Carolina 28562, and its telephone number at that location is (252) 514-0057.

                                  RISK FACTORS

     An investment in the Shares offered hereby is speculative and involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING


Securities offered by the Company.......700,000 Primary Class Common Shares

                                        1,400,000 Referral Class Common Shares

                                        150,000 Nonprofit Class Nonvoting Common
                                        Shares


Securities to be outstanding
   after the Offering...................856,500 Primary Class Common Shares if
                                        maximum number is sold.

                                        1,426,000 Referral Class Common Shares
                                        if maximum number is sold.


                                        152,500 Nonprofit Class Nonvoting Common
                                        Shares if maximum number is sold.


Investor Qualifications.................Primary Class Common Shares will be issued to only "Primary Care Physicians" who have entered into, directly or indirectly, Medical Services Provider Agreements with Atlantic.

                                        Referral Class Common Shares will be
                                        issued to only physicians practicing
                                        primarily in referral medical and
                                        surgical specialties who have entered
                                        into, directly or indirectly, Medical
                                        Services Provider Agreements with
                                        Atlantic.

                                        Non-Profit Class Nonvoting Common Shares will be issued to only nonprofit entities or public corporations engaged in the delivery of health care services, which have contracted with the Company to provide medical or other health care services.


                                        See "Description of Securities" and
                                        "Plan of Distribution."


Restrictions on Resale of Shares........All purchasers of the Shares will be required to enter into Subscription and
                                        Shareholder Buy/Sell Agreements, which
                                        restrict the sale of the Shares to
                                        "Eligible Persons" only and give the
                                        Company the right to repurchase the
                                        Shares upon certain purchase events at
                                        fair market value as determined in the
                                        sole discretion of the Board of
                                        Directors.

Voting Rights...........................The Primary Class Common Shares and the
                                        Referral Class Common Shares vote
                                        together as a single class on most
                                        matters, with each share entitling its
                                        holder to one vote, except as otherwise
                                        provided by law and the Company's
                                        Amended and Restated Articles of
                                        Incorporation. The Nonprofit Class
                                        Nonvoting Common Shares are not entitled to vote on any matters, except as otherwise provided by law. See "Description of Capital Stock."


Use of Proceeds.........................The net proceeds from the Offering will be used for general working capital
                                        purposes. See "Use of Proceeds" and
                                        "Business -- Organization."



                             SUMMARY FINANCIAL DATA

                                                           Years Ended                    Three Months Ended
                                                           December 31                          March 31
                                                  ---------------------------        ----------------------------
STATEMENT OF OPERATIONS DATA:                       1996               1997              1997             1998
                                                    ----               ----              ----             ----
                                                                                     (Unaudited)      (Unaudited)
Revenues....................................        $58,927          $286,751          $116,190          $78,275
Total operating expenses....................        202,631           458,620           125,793          117,304
                                                  ---------         ---------           -------         --------
Net loss....................................      $(143,704)        $(171,869)          $(9,603)        $(39,029)
                                                  =========         =========           =======         ========
Net loss per share..........................         $(1.31)            $(.41)            $(.05)         $(.07)
                                                  =========         =========           =======         ========
Weighted average number of
common shares outstanding...................        109,875           416,688           210,417          586,333
                                                  =========         =========           =======         ========

OPERATING DATA:

Number of Affiliated Practice Sites.........             45               119                51              139
Number of Affiliated Physicians.............            108               312               126              376


                                                                                        March 31, 1998
                                                                            -----------------------------------
                                                                            Actual              As Adjusted (1)
                                                                            ------              ---------------
BALANCE SHEET DATA:

Working capital.................................................           $114,857               $1,940,857
Total assets....................................................            186,137                2,012,137
Total shareholders' equity......................................            140,252                1,966,252

(1) The balance sheet data is as adjusted to reflect the sale of the maximum number of Shares offered hereby minus the 414,000 Shares issued by the Company pursuant to this Offering prior to March 31, 1998.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND MAY NOT BE APPROPRIATE FOR INVESTORS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY SHOULD BE FULLY AWARE OF THE FOLLOWING RISK FACTORS, AMONG OTHERS, AND SHOULD CAREFULLY REVIEW THE INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS.

         THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, WORDS SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF FACTORS, INCLUDING THOSE DESCRIBED BELOW.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT.


         Atlantic was incorporated in December 1994 and has a limited operating history. The business of Atlantic is subject to the risks inherent in the establishment of a new business enterprise. Because Atlantic was recently formed and has limited operations, it cannot provide prospective investors with the type of information that would be available from an institution with a longer history of operations. Atlantic's profitability will depend primarily upon the efforts of the individual physicians and medical practice groups that are participating providers of medical services pursuant to Medical Services Provider Agreements with Atlantic. There is no assurance that Atlantic will ever operate profitably. As a result of the substantial start-up expenditures that have been and will continue to be incurred, Atlantic can be expected to continue to incur operating losses during at least the next two years of operations. Furthermore, any delays in commencing substantial business operations will further increase start-up expenses and delay realization of potential revenues and income. As of March 31, 1998, Atlantic had accumulated a deficit since its inception in an amount equal to $384,898. As a result of Atlantic's accumulated deficit, along with other matters, the report of Atlantic's independent public accountants on Atlantic's financial statements contains an explanatory paragraph concerning Atlantic's ability to continue as a going concern.


NEED FOR ADDITIONAL FINANCING


         Shares sold in connection with Atlantic's current Offering have been and will continue to be used for general working capital purposes until Atlantic begins generating additional operating revenues. Atlantic desires that a portion of the proceeds of the Offering be used to explore the desirability and feasibility of organizing, licensing and operating an affiliate health maintenance organization or other health plan. No assurance can be provided, however, that the Board of Directors will determine to undertake any such study or to proceed with any such organization or affiliate company organization and operation. Management believes that if the anticipated fees are collected under the Administrative Fee Assessment Program and if Atlantic achieves its expected revenues and is able to manage its expenses at budgeted levels, it will not require any significant additional capital. If Atlantic's revenues are not sufficient to complete its initial business development activities, Atlantic may adjust its medical services fee arrangements, collect fees under the Administrative Fee Assessment Program and seek to raise additional capital. There can be no assurance that Atlantic will be successful in executing its business plan or that it will be able to increase the fees charged to buyers of health care services or reduce the fees paid to participating providers if it is unable to achieve profitable operations. Atlantic plans to conduct additional offerings of shares of its capital stock as it adds additional physicians to the Atlantic network. Such additional offerings may result in dilution of the equity interests of Atlantic's shareholders. In any event, there can be no assurance that Atlantic will be able to sell additional shares or obtain any necessary additional financing on satisfactory terms, or at all.


DEPENDENCE ON PHYSICIANS, MEDICAL PRACTICE GROUPS AND OTHER HEALTH CARE
PROVIDERS


         Atlantic's profitability and long-range business plans will be dependent upon its attracting and retaining the services of qualified individual physicians, medical practice groups and other health care providers, especially primary care medical practice groups. Atlantic will continue to enter into Medical Services Provider Agreements with selected credentialed providers. Although Atlantic believes that it will be able to enter into and maintain such agreements with a sufficient number of providers, there can be no assurance that Atlantic will be able to do so on a timely basis or under favorable terms.

DEPENDENCE ON LONG-TERM RELATIONSHIPS WITH MANAGED CARE HEALTH PLANS, INSURANCE CARRIERS, EMPLOYERS AND OTHER BUYERS OF HEALTH CARE SERVICES

         Atlantic's profitability and long-range business plans will be dependent upon its entering into contracts and long-term relationships between Atlantic and managed care health plans, insurance carriers, employers and other buyers of health care services. In January 1997, Atlantic entered into a business development agreement with Kanawha Insurance Company ("Kanawha") to develop a variety of health plans to be marketed to small and large employers in Atlantic's target markets. In connection with these agreements, Atlantic and Kanawha formed a joint venture corporation named The Beacon Company ("Beacon"). Atlantic and Kanawha intend to market the health plans under the name "Lighthouse Health Plans." In February 1998, Kanawha HealthCare Solutions, Inc., a subsidiary of Kanawha Insurance Company, and Beacon entered into several agreements, including a Master Contract, Managed Care Agreement and Administrative Services Agreement. See "Business -- Business Strategy -- Developing Strategic Alliances" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." The development of Beacon and the relationship among Atlantic, Beacon and Kanawha has consumed a significant amount of time and energy of Atlantic's management, and there can be no assurance that such time and energy will be well spent or that Beacon or Atlantic, through Beacon, will be successful in developing such health plans or in securing new business opportunities for Atlantic. Although Atlantic, through Beacon, entered into an agreement with Kanawha, Atlantic also continues to meet with managed care health plans and insurance companies desiring to compete in the Eastern North Carolina marketplace for enrollees. Additionally, Atlantic continues to develop agreements with managed care organizations or third party administrators, to facilitate the offering of services by Atlantic medical practice groups to large partially and fully self-insured employers. Although Atlantic believes that it will be able to enter into and maintain such relationships with a sufficient number of buyers of health care services, there can be no assurance that Atlantic will be able to do so on a timely basis or under favorable terms.

COMPETITION

         The health care industry is very competitive. Atlantic and its affiliated physicians and medical practice groups compete with individual physicians and medical practice groups, HMOs, preferred provider organizations ("PPOs"), physician-hospital organizations, integrated delivery systems and physician practice management companies. Many of Atlantic's competitors are significantly larger and have substantially greater capital resources than Atlantic. There is no assurance that Atlantic will be able to compete effectively against such competitors. Even though Atlantic's competitors will include certain existing managed health care plans, such as HMOs, Atlantic intends to market the services of its integrated, multi-specialty group network to certain other managed health care plans with which Atlantic will not compete. Atlantic's success and profitability will be dependent, in part, on its ability to establish contract relationships with existing health plan organizations, which will provide Atlantic access to employer buyer coalitions and other insured and self insured employer groups. Currently, Atlantic has one existing preferred provider contract with an insurance company and several other contracts with self-insured employers. See "Business -- Business Strategy -- Developing Strategic Alliances" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Atlantic does not have any long-term relationships with any managed care health plans or other buyers of health care services. Continuing consolidation of the participants in the health care industry could limit Atlantic's opportunities to establish additional contracts and relationships.


AFFILIATED SERVICE GROUP


         Section 414(m) of the Internal Revenue Code of 1986, as amended, requires that all employees who are employed by members of an "affiliated service group" be treated as employed by a single employer for purposes of discrimination testing and certain other requirements imposed on qualified employee benefit plans. Although Atlantic is organized as a business corporation, with its business limited to the provision of administrative services, Atlantic and participating medical providers within the Atlantic network may be deemed to be an "affiliated service group." In the event Atlantic and the participating medical providers are found to be an "affiliated service group," Atlantic's organizational structure and contractual arrangements may have to be modified. Notwithstanding any such possible modifications, if Atlantic's or the medical providers' qualified employee benefit plans become disqualified as a result of the "affiliated service group" issue, participating physicians may suffer adverse income tax consequences, including immediate taxation of the employer's contributions to the pension and profit sharing plans which they and their respective medical providers sponsor.


ANTITRUST LAW


         Federal and state antitrust laws prohibit practices that unreasonably restrain competition. Atlantic believes that its proposed organizational structure, contemplated contractual arrangements and business operations will be lawful and will not violate current antitrust laws, even though Atlantic may not meet the requirements of identified federal antitrust policy statement safety zones or exemptions. Atlantic is still in its early stages of development, and certain structures, programs and business operations required for the economic and clinical integration of participating physicians and medical practice groups have not been implemented. Many of such structures, programs and business operations must be implemented and continued to satisfy certain antitrust requirements, and no assurance can be provided that the requisite structures, programs and business operations will be implemented in a timely manner and continued. Moreover, evolving interpretations of antitrust laws and corresponding statements of enforcement policy could make it necessary for Atlantic to modify its organizational structure and/or restructure its contractual arrangements or business operations. If Atlantic is found to be in violation of federal or state antitrust laws, Atlantic may be subject to fines of up to $10,000,000 or other sanctions. Even the mere assertion of a violation of the antitrust laws could have a material adverse effect on Atlantic.


INSURANCE, HMO, PPO AND URO REGULATION


         All entities classified as an "insurance company" under North Carolina law are subject to various state laws regulating the business of insurance which are enforced by the North Carolina Department of Insurance ("DOI"). If Atlantic's method for compensating physicians within the Atlantic network includes the allocation to the medical practice groups of deficits that result from Atlantic's payment arrangements with health plans and other purchasers, Atlantic might be deemed an "insurance company" and, as a result, be subject to North Carolina laws regulating insurance. Current North Carolina insurance law requirements for insurance companies include, but are not limited to, the payment of licensing fees, the filing of annual statements, and the maintaining of certain capitalization and financial reserves. Failure to comply with these or other requirements could result in the imposition of fines, penalties, and the disqualification from doing business in North Carolina.

         In addition to regulating traditional insurance companies, the DOI is responsible for the regulation of HMOs, PPOs and utilization review organizations ("UROs"). While there are no specific regulations governing physician organizations, the DOI has taken the position that a physician network organization could become subject to the HMO statute if the physician organization enters into arrangements which involve the shifting or other transfer of an "insurance risk." Although Atlantic currently does not have any risk sharing contracts, nor does it plan to structure itself in such a fashion as to be regulated by the DOI, Atlantic may enter into such contracts in the future and at such time may become subject to these regulations. A physician organization may also become subject to regulation as a PPO and a URO. Although management of Atlantic believes that its current operations would not require it to register as a PPO or a URO, no assurance can be given that the DOI would not take a contrary position. Any challenge by the DOI and requirement that Atlantic restructure its operations could have a material effect on Atlantic's operations.


GOVERNMENT REGULATION


         Federal and state laws regulate the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the soliciting or receiving, or the offering or payment of remuneration, either directly or indirectly, in return for or to induce a referral of items or services for Medicare and Medicaid patients. Federal and state statutes impose restrictions on physician referrals for designated health services to entities with which the physician has a financial relationship. These laws and applicable regulations also regulate the submission of claims for the reimbursement of physician services, or for services incident to those services, provided under federal health care programs that are false or fraudulent. Violations of these laws may result in substantial civil and criminal penalties, including civil monetary penalties, exclusion from the participation in the Medicare and Medicaid programs, loss of licensure to practice medicine and other penalties. Such exclusion and penalties, if applied to Atlantic's affiliated medical practice groups, could have a material adverse effect on Atlantic.


         Recently adopted health insurance reform legislation includes important changes in federal laws regulating fraud and abuse. Statutory provisions establishing criminal penalties, both fines and imprisonment, for intentionally fraudulent activity in the provision of health services are included. Claims for reimbursement that are improperly processed and submitted to federal programs that result in inappropriately obtained reimbursement can result in civil penalties. Moreover, persons who have an ownership interest or serve as officers or managing employees of entities that are convicted or excluded from participation in such federal programs for filing false or fraudulent claims would also be subject to exclusion and civil penalties for each day the individual maintains that interest. Finally, remuneration between organizations and entities, which provide services to Medicare or Medicaid beneficiaries and have a written risk sharing agreement, are exempted under Medicare and Medicaid statutes that prohibit the payment or remuneration to induce or obtain referrals. These statutes, if applied to Atlantic and its affiliated medical practice groups, could have a material adverse effect on Atlantic.

         Moreover, the laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. Although Atlantic believes its operations as currently contemplated to be conducted will be in material compliance with existing applicable federal and state laws, there can be no assurance that Atlantic's existing Medical Services Provider Agreements will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such agreements will not be limited.

         There can be no assurance that review of Atlantic's business or the affiliated physicians' businesses by state or federal courts or regulatory authorities will not result in a determination that could adversely affect the operations of Atlantic, the affiliated physicians and medical practice groups or that the health care regulatory environment will not change so as to restrict Atlantic's or the affiliated physicians' existing medical practice groups' operations or their expansion.


         In addition to extensive existing governmental health care regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Certain aspects of these health care proposals, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect Atlantic.


POTENTIAL LEGAL LIABILITIES


         Atlantic's health care services involve determinations regarding health insurance coverage, utilization management and maintenance of patient records. Although Atlantic does not intend to deliver medical services, it may be forced to defend medical malpractice or other tort claims made by persons who receive medical services from participating physicians or medical practice groups. The legal theories upon which persons might attempt to assert liability against Atlantic or other comparable companies in the managed health industry continue to evolve. There is no assurance that Atlantic will not be subject to liability from litigation which might adversely affect Atlantic's business. Atlantic currently does not maintain any insurance for such potential liabilities. Atlantic intends to obtain such insurance at the time it enters into its first contract with a managed care health plan; however, no assurance can be given that Atlantic will ever obtain and maintain such insurance.


DETERMINATION OF OFFERING PRICE


         The initial public offering price set forth on the cover page of this Prospectus was determined solely by Atlantic and is primarily based on the projected capital requirements of Atlantic. The offering price bears no relationship to Atlantic's assets, book value, earnings, net worth, or other generally recognized criteria of value.


LACK OF PUBLIC TRADING MARKET; LIMITATIONS ON TRANSFER


         As of March 31, 1998, Atlantic had issued and outstanding 296,500 Primary Class Common Shares, 300,000 Referral Class Common Shares and 2,500 Nonprofit Class Nonvoting Common Shares. All purchasers of such shares were required to enter into a Subscription and Shareholder Buy/Sell Agreement and all purchasers of the Shares offered hereby will be required to enter into a Subscription and Shareholder Buy/Sell Agreement which restricts the sale of the Shares and precludes the development of a trading market for the Shares (the "Buy/Sell Agreement"). Accordingly, there is currently no public or private trading market for the Shares offered hereby and so long as the Buy/Sell Agreements are in effect, there will continue to be no public or private trading market for the Shares. Pursuant to the Buy/Sell Agreements, Atlantic will have the option to repurchase the Shares offered hereby in certain cases, including, but not limited to, cases in which the purchaser is no longer a member of Atlantic's network, or no longer practices medicine through a medical practice group that is a participating provider in Atlantic's network, or the purchaser desires to sell, assign, pledge, transfer or otherwise dispose of the Shares offered hereby. Shares can be repurchased by Atlantic under the Buy/Sell Agreements at a price equal to the fair market value thereof, as determined as of the date that Atlantic exercises such option to repurchase the Shares. The Board of Directors will determine the fair market value of the Shares annually on or before March 1 of each year. See "Plan of Distribution." The Board of Directors of Atlantic determined that, because Atlantic had not completed the development of its corporate and operating structures and had little operating revenue, the fair market value of one share of capital stock of Atlantic as of October 9, 1996 was equal to $.01. Such determination remains unchanged and the Board has not made a new determination of the fair market value of the Shares as of the date hereof.


EFFECT OF CERTAIN ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

         Atlantic's Amended and Restated Articles of Incorporation and Bylaws, as amended, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Atlantic. Such provisions could limit the price that certain investors might pay in the future for shares of Atlantic's capital stock.

                                 USE OF PROCEEDS


         The net proceeds to be received by Atlantic from the sale of the Shares offered hereby after deducting the estimated Offering expenses of $105,000, are estimated to be approximately $2,145,000 if the maximum number of Shares is sold. Atlantic anticipates that approximately $1,645,000 of the net proceeds from the Offering will be used for general working capital purposes and that approximately $500,000 of the net proceeds from the Offering will be used to explore the desirability and feasibility of organizing, licensing and operating an affiliate health maintenance organization or other health plan. No assurance can be provided, however, that the Board of Directors will determine to undertake any such study or to proceed with any such organization or affiliate company organization and operation. The foregoing amounts represent Atlantic's best estimate of its allocation of the net proceeds of the Offering, based upon the current state of its business operations, its current plans and current economic and industry conditions. These estimates are subject to change based upon factors such as competition, government regulation and the availability of alternative financing methods. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.


                                 DIVIDEND POLICY

         Atlantic has not declared or paid any cash dividends on its shares of capital stock since its inception, and the Board of Directors presently intends to retain all earnings for use in the business in the foreseeable future.

                                    DILUTION


         The net tangible book value of Atlantic as of March 31, 1998 was approximately $140,252 or $.23 per share. Net tangible book value represents the amount of the total tangible assets of Atlantic reduced by the amount of its total liabilities. Without taking into account any other changes in net tangible book value after March 31, 1998, other than to give effect to the sale by Atlantic of the maximum number of Shares offered hereby (after deducting the estimated Offering expenses of $105,000 payable by Atlantic) at $1.00 per share, the pro forma net tangible book value of Atlantic at March 31, 1998, would have been approximately $1,966,252, or $.81 per share. This represents an immediate increase in net tangible book value of $.58 per share, and an immediate dilution of $.19 per share to new investors. The following table illustrates this per share dilution:


                                                                 MAXIMUM (1)
                                                                 -----------
    Public offering price....................................          $1.00
       Net tangible book value per share before Offering.....   $.23
       Increase attributable to new investors................   $.58
                                                                ----
    Pro forma net tangible book value after Offering.........           $.81
                                                                        ----
    Dilution to new investors................................           $.19
                                                                        ====

(1) The table reflects the per share dilution as adjusted to reflect the sale of the maximum number of Shares offered hereby minus the 414,000 Shares issued by Atlantic pursuant to this Offering prior to March 31, 1998.

                                 CAPITALIZATION


         The following table sets forth the capitalization of Atlantic as of March 31, 1998, on an as adjusted basis to reflect the receipt of the estimated net proceeds from the sale of the 2,250,000 Shares offered hereby, at $1.00 per share.

                                                                                       MARCH 31, 1998
                                                                                       --------------
                                                                               ACTUAL               AS ADJUSTED
                                                                               ------               -----------
Shareholders' equity:

Primary Class Common Shares;
1,000,000 shares authorized;
296,500 shares issued and outstanding;
856,500 shares as adjusted.........................................             $296,500                $856,500

Referral Class Common Shares;
1,800,000 shares authorized;
300,000 shares issued and outstanding;
1,426,000 shares as adjusted.......................................              300,000               1,426,000

Nonprofit Class Nonvoting Shares;
200,000 shares authorized;
2,500 shares issued and outstanding;
152,500 shares as adjusted.........................................                2,500                 152,500

Additional paid-in capital.........................................               74,000                  74,000

Syndication costs..................................................              (95,000)               (105,000)

Stock subscription and shareholder notes receivable................              (52,850)                (52,850)

Accumulated deficit................................................             (384,898)               (384,898)
                                                                                --------                --------

Total shareholders' equity.........................................             $140,252              $1,966,252
                                                                                ========              ==========



                             SELECTED FINANCIAL DATA


         The selected financial data presented below as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997, are derived from and should be read in conjunction with the financial statements of the Company and the related notes thereto audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The selected financial data presented below as of March 31, 1997 and 1998, and for the three-month periods ended March 31, 1997 and 1998, are derived from the unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein, and which are included elsewhere in this Prospectus. The results of operations for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998 or for any future period. The information presented below under the caption "Operating Data" is unaudited. The selected financial data of the Company set forth below are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere in this Prospectus.


                             SELECTED FINANCIAL DATA


                                                           Years Ended                     Three Months Ended
                                                           December 31                          March 31
                                                           -----------                          --------
                                                     1996              1997               1997             1998
                                                     ----              ----               ----             ----

STATEMENTS OF OPERATIONS DATA:
Revenues...................................        $58,927           $286,751            $116,190           $78,275
                                                 ---------          ---------             -------          --------

Expenses
   Consulting fees.........................         72,664            138,251              53,162             8,516
   Salaries and wages......................         85,799            251,803              58,099            78,897
   Relocation expenses.....................          8,013                  0                   0                 0
   Recruiting and education................         13,472              6,781               3,079            10,153
   Office expense and other................         17,210             44,907               8,757            16,667
   Rent....................................          4,000              4,420                 970             1,038
   Depreciation and amortization...........          1,473              7,458               1,726             2,033
   Allowance for uncollectible accounts....              0              5,000                   0                 0
                                                 ---------          ---------             -------          --------
Net loss...................................      $(143,704)         $(171,869)            $(9,603)         $(39,029)
                                                 =========          =========             =======          ========
Net loss per share.........................         $(1.31)             $(.41)              $(.05)            $(.07)
                                                 =========          =========             =======          ========
Weighted average number of
common shares outstanding..................        109,875            416,688             210,417           586,333
                                                 =========          =========             =======          ========

OPERATING DATA:

Number of Affiliated Practice Sites........             45                119                  51               139
Number of Affiliated Physicians............            108                312                 126               376

BALANCE SHEET DATA:

Working capital............................       $(27,045)          $112,817            $(14,416)         $114,857
Total assets...............................         75,878            165,007             143,327           186,137
Total shareholders' equity (deficit).......        $(2,375)          $140,246            $ 15,897          $140,252



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the results of the operations and financial condition of Atlantic should be read in conjunction with Atlantic's Financial Statements and the related notes thereto.

OVERVIEW

         Atlantic is an independent, physician-owned and governed, integrated medical practice group network. Since its inception, Atlantic has focused its efforts on providing administrative services to participating physicians and medical practice groups and on developing a community-based, integrated health care delivery system to provide quality, cost-effective health care to the citizens of Eastern North Carolina.

         Atlantic is in the process of integrating, economically and clinically, physicians practicing primarily in single-specialty medical practice groups into a larger multi-specialty network of physicians and medical practice groups. Physicians participating in Atlantic's network provide primary and referral specialty heath care services to managed care health plan enrollees and other patients. Atlantic continues to develop strategic alliances with payors of health care services and other health care providers to achieve greater coordination of the delivery of and payment of health care services.

         As of June 2, 1998, Atlantic had entered into Medical Services Provider Agreements covering approximately 400 physicians located in 19 counties of Eastern North Carolina. The Medical Services Provider Agreements require participating physicians to comply with key operating policies and procedures established by Atlantic's physician Board of Directors. Additionally, as of June 2, 1998, Atlantic through its subsidiary, The Beacon Company, had entered into Facility Participation Agreements with five hospitals in Eastern North Carolina. The Facility Participation Agreements allow Atlantic to work with local hospitals on joint contracting opportunities.

         Atlantic derives its revenues from two main sources. The first is fees paid by employers, managed care health plans such as HMOs, and other third-party payors to access its integrated provider network and the other administrative and consulting services. The second is from fees generated from providing administrative, group purchasing and other services to participating physicians.

         Atlantic plans to continue to provide administrative, group purchasing and other services to participating physicians and to collect fees for performing such services during 1998. Management, however, believes that Atlantic's long term success will result from its continued ability to generate revenues from managed care plans, HMOs, insurance carriers, employers and other buyers of health care services for obtaining access to Atlantic's network and health plan management services.

         Atlantic continues to meet directly with the management of major regional employers and their employee benefits consultants to discuss Atlantic's network and health plan management services. Although no assurance can be given, Atlantic believes that it will continue to generate income from access and management fees paid by buyers of health care services in 1998. As of June 2, 1998, Atlantic had agreements with employers covering over 3,100 lives.

In January 1997, Atlantic entered into a business development agreement with Kanawha Insurance Company ("Kanawha") to develop a variety of health plans to be marketed to small and large employers in Atlantic's target markets. The parties intend to market the health plans under the name, "Lighthouse Health Plans." In connection with these agreements, Atlantic and Kanawha formed a joint venture corporation named The Beacon Company ("Beacon"). In February 1998, Kanawha HealthCare

Solutions, Inc. ("Kanawha HealthCare"), a subsidiary of Kanawha Insurance Company, and Beacon entered into several agreements, including a Master Contract, Managed Care Agreement and Administrative Services Agreement. Under the Master Contract, Kanawha HealthCare and Beacon have agreed to develop and market health maintenance organization, preferred provider organization and third party administrator health plan products. Beacon will function as a general agent for the sale of the health plan products, and Beacon will be the exclusive agent of Kanawha for the sale of fully insured Lighthouse Plans and other fully insured managed care products. Beacon and Kanawha jointly are to use their best efforts to offer and sell Lighthouse Plans and related services to self-funded employers. Under the Managed Care Agreement, Beacon shall establish and manage a regional preferred provider network of physicians, hospitals and other providers. Under the Administrative Services Agreement, Kanawha is to provide a management information system and provide administrative services required for enrollees and providers. Beacon is to provide a Medical Director and physicians for the Medical Management Committee that is to oversee the delivery of health care services.

         Initially, Atlantic and Kanawha each purchased 1,000 shares of common stock, $1.00 par value, of Beacon. However, the parties have tentatively agreed that Atlantic will repurchase all of the 1,000 shares purchased by Kanawha in exchange for $1,000 cash and the issuance by Beacon of a debenture in the principal amount of $90,000. The parties anticipate that the debenture will be payable in 5 years, bear interest at 6% and will be convertible into 4% of Beacon's outstanding common stock if Atlantic either defaults on the debenture or completes a public offering of any of its capital stock. As of June 2, 1998, a definitive written agreement among Atlantic, Kanawha and Beacon in connection with the purchase by Atlantic of Beacon common stock held by Kanawha had not been finalized.

         Although the management of Atlantic finds it difficult to forecast when exactly its operations will become profitable, management believes that Atlantic's profitability is largely dependent upon several factors, including
(i) the number of physicians participating in Atlantic's network; and (ii) the number of contracts and long-term relationships between Atlantic and managed care health plans, insurance carriers, employers and other buyers of health care services.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED
DECEMBER 31, 1996

         Net revenue increased from $58,927 for 1996 to $286,751 for 1997, an increase of $227,824, or 387%. This increase is primarily due to an increase in the revenue derived from network development and access fees and administrative fees paid from participating physicians. In 1996, $49,500 of net revenue was derived from a network development and access fee collected from an insurance company, $6,000 from administrative fees paid from physicians and $3,400 from purchasing contract revenues. In 1997, $71,000 of net revenue was derived from network development and access fees, $185,000 from administrative fees paid from physicians and $30,000 from group purchasing contracts.

Operating expenses increased from $202,631 in 1996 to $458,620 in 1997. This increase is primarily due to the addition of new personnel and an increase in consulting fees associated with Atlantic's increased contracting and financing activities. Consulting fees increased from $72,664 in 1996 to $138,251 in 1997, an increase of $65,587. The majority of these expenses were incurred in connection with the negotiation of contracts associated with the Kanawha/Beacon transaction, drafting and negotiation of facility contracts with hospitals and exploring alternatives for capitalizing Beacon. Salaries and wages expense increased from $85,799 in 1996 to $251,803 in 1997, an increase of $166,004.
This increase was primarily due to hiring Atlantic's Chief Operating Officer and two support staff on a full-time basis at the end of 1996 and Atlantic's Chief Financial Officer in April 1997. Approximately $78,000 of Atlantic's total expenses in 1996 were incurred and subsequently reimbursed by several other Eastern North Carolina based health care providers in connection with a Memorandum of Understanding between Atlantic and such providers. Pursuant to the Memorandum of Understanding, Atlantic and several health care providers prepared a feasibility study to determine whether Atlantic and its affiliated physicians and medical practice groups, participating hospitals and other regional health care providers could develop a mutually acceptable joint venture business plan for the joint provision of administrative services and coordination of the delivery of health care services. While a joint venture business plan was developed, it was never adopted by the parties. The Memorandum of Understanding was terminated during the fourth quarter of 1997.

         Office and other expenses increased from $17,210 in 1996 to $44,907 in 1997, an increase of $27,697. This increase was primarily due to an increase in telecommunications expenses, outside credentialing fees, and expenses for directors and officers liability insurance. Atlantic's rent expense was relatively stable for 1997 and Atlantic's depreciation and amortization expenses increased due to the acquisition of a new computer and phone system and a full year of amortization of organizational costs. Atlantic's recruiting and educational expenses decreased from $13,472 in 1996 to $6,781 in 1997 due to a reduction in programs funded by Atlantic.

         Atlantic incurred a net loss of $171,869 in 1997 compared to a net loss of $143,704 in 1996. Since inception, Atlantic has incurred an accumulated deficit of $345,869. The increase in net loss in 1997 was primarily due to the increase in operating expenses described above.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

         Net revenue decreased from $116,190 for 1997 to $78,275 for 1998, a decrease of $37,915, or 33%. This decrease was primarily due to a $42,901 decrease in network development and access fees and a $14,998 decrease in administrative fees paid from participating physicians. These decreases were partially offset by a $12,914 increase in educational grants and a $10,636 increase in purchasing contract revenue.

         Operating expenses decreased from $125,793 for 1997 to $117,304 for 1998. This decrease was primarily due to the discontinuance of the Company's contract with Carolina Health Care Consultants and the hiring of the Company's Chief Financial Officer to perform many of these services to the Company and its shareholders. As a result, consulting fees decreased $44,646 from $53,162 in 1997 to $8,516 and salaries and wages increased from $58,099 in 1997 to $78,897 in 1998.

         Office and other expenses increased from $8,757 in 1997 to $16,667 in 1998, an increase of $7,910. This increase was primarily due to the Company's growth and related increases in communications expenses, office supply expenses, credentialing fees and liability insurance expenses. Depreciation and amortization expense was $1,726 in 1997 compared to $2,033 in 1998. This increase was primarily due to the acquisition of communications equipment and other depreciable office equipment.

         Atlantic incurred a net loss of $9,603 in 1997 compared with a net loss of $39,029 in 1998. This increase in net loss was primarily due to the decreases in revenues mentioned above. Atlantic's management anticipates that its operating losses may continue for the next two years.

LIQUIDITY AND CAPITAL RESOURCES

         To date, Atlantic has financed its operations primarily through the sale of equity securities and the collection of administrative, group purchasing and network development and access fees.

         On October 19, 1996, Atlantic filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (the "Commission"), pursuant to which Atlantic registered for offer and sale under the federal securities laws
(i) 700,000 Primary Class Common Shares; (ii) 1,400000 Referral Class Common Shares; and (iii) 150,000 Nonprofit Class Nonvoting Common Shares. The Commission declared Atlantic's Registration Statement effective on December 30, 1996, and certain officers and directors of Atlantic commenced sale of Atlantic's shares shortly thereafter. During the initial offering period which closed on July 28, 1997, Atlantic sold 116,000 Primary Class Common Shares, 216,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. On September 22, 1997, Atlantic filed a Post-Effective Amendment No. 2 to the Registration Statement. The Commission declared the Post-Effective Amendment No. 2 effective on September 30, 1997. During the second offering period which closed on April 28, 1998, Atlantic sold 26,000 Primary Class Common Shares, 76,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. Atlantic has sold an aggregate of 142,000 Primary Class Common Shares, 292,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares since the Registration Statement was first declared effective on December 30, 1996. Atlantic plans to conduct additional offerings of shares of its capital stock as it adds additional physicians to the Atlantic network.

         The net proceeds from Atlantic's Offering have been and will continue to be used for working capital. Up to $500,000 of the net proceeds of the Offering may be used, as determined at the sole discretion of the Board of Directors, to explore the desirability and feasibility of organizing, licensing and operating an affiliate health maintenance organization or other health plan. No assurance can be provided, however, that the Board of Directors will determine to undertake any such study or to proceed with any such organization or affiliate company organization and operation.

         Atlantic had $114,857 and $(14,416) in working capital at March 31, 1998 and 1997, respectively. Atlantic's cash and cash equivalents were $107,275 and $87,015 at March 31, 1998 and 1997, respectively. The increase in Atlantic's working capital and cash balance is due to the increase in revenues described above and Atlantic's stock offering. Depending upon the success of Atlantic's current stock offering and the amount of future revenue derived from network development and access fees, Atlantic believes that sufficient liquidity is available to satisfy its working capital through December 1999. In the event that the Company's future stock sales and revenues derived from network development and access fees are lower than projected, the Company anticipates that it may charge its shareholders assessments or decrease compensation paid to its officers.

         Atlantic did not have any material commitments for capital expenditures as of March 31, 1998.

                                    BUSINESS


GENERAL

         Atlantic Integrated Health Incorporated (the "Company" or "Atlantic") was incorporated as a business corporation on December 5, 1994 under the name "Atlantic Primary Care, Inc." Atlantic is in the process of integrating, economically and clinically, physicians practicing primarily in single-specialty medical practice groups into a larger multi-specialty network of physicians and medical practice groups. Atlantic is organized as an independent, physician-owned and governed integrated medical practice group network. Physicians participating in Atlantic's network provide primary and referral specialty health care services to managed care health plan enrollees and other patients. Atlantic seeks to improve the clinical performance and efficiencies of individual physician and medical practice group operations by centralizing specific administrative and purchasing functions and introducing management tools, such as clinical pathways, utilization review and outcomes measurement.

         As of June 2, 1998, Atlantic had entered into Medical Services Provider Agreements covering approximately 400 physicians located in 19 counties of Eastern North Carolina. The Medical Services Provider Agreements require participating physicians to comply with key operating policies and procedures established by Atlantic's physician Board of Directors. Additionally, as of June 2, 1998, Atlantic through its subsidiary, The Beacon Company ("Beacon"), had entered into Facility Participation Agreements with five hospitals in Eastern North Carolina. The Facility Participation Agreements allow Atlantic, through Beacon, to work with local hospitals on joint contracting opportunities.

         Atlantic derives its revenues from two main sources. The first is fees paid by employers, managed care health plans such as HMOs, and other third-party payors to access its integrated provider network and the other administrative and consulting services. The second is fees generated from providing administrative, group purchasing and other services to participating physicians.

         Atlantic's strategy is to continue to develop a multi-specialty Integrated Medical Group Network in Eastern North Carolina. In each targeted community Atlantic plans to affiliate with local physicians who provide a variety of medical specialty services. To implement its strategy, Atlantic intends to pursue: (i) growth in its existing community markets; (ii) expansion into new community markets through affiliation with physician medical practice groups or existing provider networks; (iii) creation of contract relationships with hospitals, HMOs, and other third-party payors in the community market areas; (iv) use of management information systems and electronic data interchange; and (v) management activities to increase the efficiency of and reduce costs associated with the operation of Atlantic's regional network.

         In January 1997, Atlantic entered into a business development agreement with Kanawha Insurance Co. ("Kanawha") to develop a variety of health plans to be marketed to small and large employers in Atlantic's target markets. The parties intend to market the health plans under the name, "Lighthouse Health Plans." In connection with these agreements, Atlantic and Kanawha formed a joint venture corporation named The Beacon Company ("Beacon"). In February 1998, Kanawha HealthCare Solutions, Inc., a subsidiary of Kanawha Insurance Company ("Kanawha HealthCare"), and Beacon entered into several agreements, including a Master Contract, Managed Care Agreement and Administrative Services Agreement. Under the Master Contract, Kanawha HealthCare and Beacon agreed to develop and market health maintenance organization, preferred provider organization and third party administrator health plan products. Beacon will function as a general agent for the sale of the health plan products, and Beacon will be the exclusive agent of Kanawha for the sale of fully insured Lighthouse Plans and other fully insured managed care products. Beacon and Kanawha jointly are to use their best efforts to offer and sell Lighthouse Plans and related services to self-funded employers. Under the Managed Care Agreement, Beacon shall establish and manage a regional preferred provider network of physicians, hospitals and other providers. Under the Administrative Services Agreement, Kanawha is to provide a management information system and provide all administrative services required for enrollees and providers. Beacon is to provide a Medical Director and physicians for the Medical Management Committee that is to oversee the delivery of health care services.

         Initially, Atlantic and Kanawha each purchased 1,000 shares of common stock, $1.00 par value, of Beacon. However, the parties have tentatively agreed that Atlantic will repurchase all of the 1,000 shares purchased by Kanawha in exchange for $1,000 cash and the issuance by Beacon of a debenture in the principal amount of $90,000. The parties anticipate that the debenture will be payable in 5 years, bear interest at 6% and will be convertible into 4% of Beacon's outstanding common stock if Atlantic either defaults on the debenture or completes a public offering of any of its capital stock. As of June 2, 1998, a definitive written agreement among Atlantic, Kanawha and Beacon in connection with the purchase by Atlantic of Beacon common stock held by Kanawha had not been finalized.

         On October 19, 1996, Atlantic filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (the "Commission"), pursuant to which Atlantic registered for offer and sale under the federal securities laws
(i) 700,000 Primary Class Common Shares; (ii) 1,400000 Referral Class Common Shares; and (iii) 150,000 Nonprofit Class Nonvoting Common Shares. The Commission declared Atlantic's Registration Statement effective on December 30, 1996, and certain officers and directors of Atlantic commenced sale of Atlantic's shares shortly thereafter. During the initial offering period which closed on July 28, 1997, Atlantic sold 116,000 Primary Class Common Shares, 216,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. On September 22, 1997, Atlantic filed a Post-Effective Amendment No. 2 to the Registration Statement. The Commission declared the Post-Effective Amendment No. 2 effective on September 30, 1997. During the second offering period which closed on April 28, 1998, Atlantic sold an aggregate of 26,000 Primary Class Common Shares, 76,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. Atlantic has sold an aggregate of 142,000 Primary Class Common Shares, 292,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares since the Registration Statement was first declared effective on December 30, 1996.

         The net proceeds from Atlantic's Offering have been used for working capital. Up to $500,000 of the net proceeds of the Offering may be used, as determined in the sole discretion of the Board of Directors, to explore the desirability and feasibility of organizing, licensing and operating an affiliate health maintenance organization or other health plan. No assurance can be provided, however, that the Board of Directors will determine to undertake any such study or to proceed with any such organization or affiliate company organization and operation.


MISSION


         The shareholders of Atlantic share the common vision that Atlantic is to be a physician-owned and governed network of medical practice groups. Atlantic's mission is to integrate, economically and clinically, physicians now practicing primarily in single-specialty medical practice groups into a larger multi-specialty group Integrated Medical Group Network to:


         * integrate and coordinate multi-specialty patient care beginning at the local community level;

         * improve the access, quality and cost effectiveness of health care services delivered through the development of new health care service delivery products that are competitive and responsive to the changing requirements and opportunities of the marketplace;

         * develop and implement network administrative, operating and information systems required to improve the delivery of health care services and patient outcomes;

         * negotiate managed care (capitation, percentage of premium, and other permitted risk sharing) health plan contracts and contracts with other buyers of health care services; and

         * develop the capability to provide additional ancillary services and generate additional efficiencies in the delivery of outpatient services.


         To accomplish its mission, Atlantic is seeking well-defined, long-term relationships with health plans and other buyers of health care services which share its vision and commitment to influencing changes in the health care delivery system that are positive for patients and helpful to health care providers. Atlantic contemplates developing working relationships with hospitals and other health care providers in its geographic service region of Eastern North Carolina, providing physicians the maximum flexibility to provide patients with the best possible care.


INDUSTRY



         Concerns over the accelerating cost of health care have resulted in the increasing prominence of managed care. As markets evolve from traditional fee-for-service medicine to managed care, HMOs and health care providers confront market pressures to provide high quality health care in a cost-effective manner. Employer groups have begun to bargain collectively in an effort to reduce premiums and to bring about greater accountability of HMOs and providers with respect to accessibility, choice of provider, quality of care and other indicators of consumer satisfaction. The focus on cost-containment has placed small to mid-sized physician groups and solo practices at a disadvantage because they typically have higher operating costs and little purchasing power with suppliers; they often lack and do not have the capital to purchase new technologies that can improve quality and reduce costs; and they do not have the cost accounting and quality management systems necessary for entry into sophisticated risk-sharing contracts with payors.

         Industry experts expect the health care delivery system to evolve into a system in which the primary care physician, often part of a multi-specialty group or network, is a key leader in managing and directing health care expenditures. As a result of these developments, primary care physicians have increasingly become the conduit for the delivery of medical care by acting as "case managers" and directing referrals to certain specialists, hospitals, alternate-site facilities and diagnostic facilities. By contracting directly with payors, organizations that have both primary care and referral physician leadership are able to reduce the administrative overhead expenses incurred by HMOs and insurers and thereby reduce the cost of delivering health care services.

         As a result of the trends toward increased HMO enrollment and physician membership in medical practice groups, health care providers have sought to reorganize themselves into integrated health care delivery systems that are better suited to the managed care environment. Some physician groups and networks are joining with hospitals and other institutional providers in various ways to create vertically integrated delivery systems which provide medical and hospital services ranging from community-based primary medical care to specialized inpatient services. These health care delivery systems contract with HMOs to provide hospital and medical services to enrollees under full risk contracts, through which providers assume the obligation of providing both the professional and institutional components of covered health care services to the HMO enrollees.


         In order to compete effectively in this emerging environment, physicians are concluding that they must have control over the delivery and financial impact of a broader range of health care services through the acceptance of a global capitation. Moreover, physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations, such as physician practice management companies and networks like Atlantic, which offer experienced, innovative management, management information systems and capital resources.


         Many payors and their intermediaries, including governmental entities and HMOs, are increasingly looking to network providers of physician services to develop and maintain quality outcomes, management programs and patient care data. In addition, such payors and intermediaries seek to share the risk of providing health care services through capitation arrangements which provide for fixed payments for patient care over a specified period of time. While the acceptance of greater responsibility and risk provides the opportunity to retain and enhance market share and operate at a higher level of profitability, medical practice groups and independent physicians have determined that the acceptance of capitation carries with it significant requirements for infrastructure, information systems, capital, network resources and financial and medical management. Physicians increasingly are turning to organizations such as Atlantic to provide the resources necessary to function effectively in a managed care environment.

BUSINESS STRATEGY


         Atlantic's strategy focuses on business activities in four principal areas:


         1.       FORMING A REGIONAL PHYSICIAN NETWORK.


         Management of Atlantic believes that the majority of health care services will continue to be delivered at the local community level in the future, particularly primary medical care in rural regions, such as Eastern North Carolina. Based on its experience and discussions with buyers of health care services, management of Atlantic believes that the purchase of health care services by HMOs and other buyers of health care services will increasingly be accomplished through contracts with regional networks of physicians and other providers; and thus demand by HMOs and other buyers of health care services will grow rapidly for a regional, high quality physician network in Eastern North Carolina that is capable of sharing risk. Atlantic continues to meet this market demand by selectively contracting with physicians in communities throughout Eastern North Carolina. As of June 2, 1998, Atlantic had entered into Medical Services Provider Agreements covering over 400 physicians located in 19 counties of Eastern North Carolina. Each participating physician is credentialed through an established process that meets and/or exceeds National Commission for Quality Assurance ("NCQA") guidelines. The Medical Services Provider Agreement, entered into by all medical practice groups participating in Atlantic, requires participating physicians to follow specific administrative and clinical policies and procedures adopted by Atlantic's Board of Directors.


         2.       DEVELOPING STRATEGIC ALLIANCES.


         Atlantic believes that developing strategic relationships with hospitals, other health care providers and insurance carriers, such as HMOs, improves the delivery of health care services and patient care. Atlantic continues to actively pursue the development of such relationships.

         Atlantic's current and proposed agreements with hospital and other providers strive to enhance the quality and efficiency of care to patients and provide an integrated and coordinated continuum of care. Consistent with this goal, Atlantic's current agreements with hospitals and other providers feature discounted fee for service formulas. As Atlantic attempts to position itself within a managed care market, Atlantic's proposed agreements with hospitals and other providers will feature reimbursement formulas that align financial and clinical incentives between physicians, hospitals, and other providers to best meet patient care needs. As Atlantic physicians share permitted financial risk, hospitals and other providers will be placed at risk for those aspects of health care delivery that they most directly influence or control. As of June 2, 1998, Atlantic, through its subsidiary, Beacon, had entered into Facility Participation Agreements with five hospitals in Eastern North Carolina.

         Atlantic continues its efforts to negotiate provider agreements with managed care health plans and insurance companies desiring to do business in Eastern North Carolina. Also, Atlantic continues to develop agreements with managed care organizations or third party administrators, to facilitate the offering of services by Atlantic medical practice groups to large partially and fully self-insured employers.

         In January 1997, Atlantic entered into a business development agreement with Kanawha Insurance Co. ("Kanawha") to develop a variety of health plans to be marketed to small and large employers in Atlantic's target markets. The parties intend to market the health plans under the name, "Lighthouse Health Plans." In connection with these agreements, Atlantic and Kanawha formed a joint venture corporation named The Beacon Company ("Beacon"). In February 1998, Kanawha HealthCare Solutions, Inc. ("Kanawha HealthCare"), a subsidiary of Kanawha Insurance Company, and Beacon entered into several agreements, including a Master Contract, Managed Care Agreement and Administrative Services Agreement. Under the Master Contract, Kanawha HealthCare and Beacon agreed to develop and market health maintenance organization, preferred provider organization and third party administrator health plan products. Beacon will function as a general agent for the sale of the health plan products, and Beacon will be the exclusive agent of Kanawha for the sale of fully insured Lighthouse Plans and other fully insured managed care products. Beacon and Kanawha jointly are to use their best efforts to offer and sell Lighthouse Plans and related services to self-funded employers. Under the Managed Care Agreement, Beacon shall establish and manage a regional preferred provider network of physicians, hospitals and other providers. Under the Administrative Services Agreement, Kanawha is to provide a management information system and provide administrative services required for enrollees and providers. Beacon is to provide a Medical Director and physicians for the Medical Management Committee that is to oversee the delivery of health care services.

         Affiliated physicians are required to honor the terms and conditions of contracts entered into by Atlantic and approved by respective medical practice groups of such physicians. However, Atlantic does not prejudice individual participating physicians or medical practice groups from entering into direct agreements with managed care health plans, insurance companies or other buyers of health care services. The standard Medical Services Provider Agreement does provide, however, that Atlantic shall have the exclusive right, for a period of 180 days to negotiate a new Network/Buyer Agreement with certain buyers of health care services designated by Atlantic. In the event that Atlantic does not enter into a Network/Buyer Agreement with a designated buyer of health care services within 180 days, the affiliated physicians have the right to contract with any buyer of health care services, regardless of whether or not Atlantic has contracted with a particular plan.


         The expectation is that through relationships with managed care health plans and other buyers of health care services, Atlantic physicians will devote greater resources to ensuring the wellness of patients, provide better quality and cost-effective patient care and become more competitive in the health care marketplace. As a result, it is anticipated that the overall cost of providing care will be contained, rendering both Atlantic and the participating providers more appealing to managed care health plans, other buyers of health care services, and medical consumers.

         3. SEEKING IMPROVEMENTS IN HEALTH CARE SERVICE DELIVERY AND OUTCOMES.


         Atlantic is organized as a multi-specialty Integrated Medical Group Network. The integration of the medical group practices and physicians creates significant potential to enhance the quality and cost-effectiveness of care provided to patients served by the network. One of Atlantic's goals is to accomplish such integration through the systematic sharing of information, coordination of care and such activities as the development and application of clinical pathways and outcome measurements. Atlantic believes that information technology is important to the growth of its integrated health care delivery system and that the availability of detailed clinical data is fundamental to quality control and cost containment.

         Atlantic is monitoring the current developments in information and telecommunications systems that will be able to link the central office of Atlantic with the offices of certain participating physicians and medical practice groups via the internet or other electronic means to facilitate the collection and analysis of clinical and administrative data and the potential development of a comprehensive health care database. The database is to combine information about the cost and utilization of health care services rendered to patients of the network. The information technology being monitored is designed to permit immediate verification of the eligibility of patients for service under various managed care health plans. The cost of linking Atlantic with the offices of certain participating physicians and medical practice groups through information and telecommunications systems will not result in any significant charges to Atlantic and will likely cost participating physicians and medical practice groups monthly fees; the exact amount of such fees will be dependent upon the type of services desired by each physician and medical practice group.

         Through analysis of data and appropriate sharing of pertinent information with physicians, hospitals, patients, managed care plans and buyers of health care services, Atlantic physicians should be able to reduce the risk of providing unnecessary and inappropriate care. Equally important, these systems and enhanced communications among providers, patients and purchasers, will improve efforts to deliver quality service in a cost-effective manner and document continuous improvements in health care service delivery and outcomes. The information Atlantic desires to store in a database should allow participating physicians systematically to develop and utilize clinical pathways and outcome measurements and to address other quality-of-care issues. Although management of Atlantic views this strategy as important, it realizes that this strategy is a long-term goal and not one that management believes will be achieved in the near future.


         4. ENHANCING THE MANAGEMENT AND PERFORMANCE OF PARTICIPATING PRACTICES.


         Atlantic continues to expand the number of shared management services it offers to participating physicians. While Atlantic expects that participating physicians will continue to employ and directly supervise the various clinical, reception, medical records and other support personnel required at each office site, Atlantic believes that many other administrative-management services may be provided more efficiently and on a cost-effective basis through centralized resources in the network office.

To this end, Atlantic has developed and formed group purchasing program whereby groups may acquire frequently utilized goods and services. Atlantic's main programs include professional liability insurance, medical supplies, reference laboratory services, telecommunications services and compliance with Occupational Safety and Health Administration ("OSHA") training. Atlantic continues to issue requests-for-proposals for office supplies and other business services and information systems. Atlantic also continues to expand its consulting services to medical practice groups and physicians. These services include physician recruitment, establishment of cross coverage arrangements and creating a medical practice, opening a new office, or combining or merging practices.


         In conjunction with its strategic planning efforts, Atlantic may determine that it would be advantageous from a marketing and/or service standpoint to sponsor the establishment of strategically located care centers or physician offices in locations which would help attract new customers and patients, or provide enhanced access to services for existing patients. As appropriate, Atlantic will undertake to facilitate efforts by the affiliated medical practices to recruit and hire physicians directly to staff such sites.



MEDICAL SERVICES PROVIDER AGREEMENTS, STRUCTURE AND OWNERSHIP AND MANAGEMENT


         MEDICAL SERVICES PROVIDER AGREEMENTS: Affiliated medical practice groups and physicians are linked to Atlantic and each other through Medical Services Provider Agreements. Atlantic contracts with the physicians and the affiliated medical practice groups for the provision of medical services and the allocation of revenues and expenses and, in turn, contracts with managed care health plans and insurance companies for marketing and enrollment services. These agreements obligate Atlantic to allocate revenues among participating physicians and medical practice groups in accordance with agreed upon formulae and obligate the physicians and medical practice groups to provide medical services and share certain risks of covering the costs of health care services provided. In addition, the Medical Services Provider Agreements may require participating physicians and medical practice groups to participate in an administrative fee assessment program.

         STRUCTURE AND OWNERSHIP: Atlantic is a North Carolina business corporation organized to provide administrative services only and not to provide medical services. Atlantic is owned by medical practice groups and physicians who, directly or indirectly, enter into Medical Services Provider Agreements with and become shareholders of Atlantic. A diagram of the structure and ownership of Atlantic and its relationships with buyers of health care services and participating physicians and medical practice groups is set forth below:

                                     [CHART]

  MEDICAL PRACTICE GROUP/           HEALTH PLANS
  PHYSICIAN SHAREHOLDERS            OTHER BUYERS OF HEALTH CARE SERVICES
                                        - Permitted Risk Sharing and
                                          Non-Risk Sharing Provider Agreements

                     ATLANTIC INTEGRATED HEALTH INCORPORATED
                           - Physician Board of Directors
                           - Physician Officers
                           - Lay Chief Operating Officer
                           - Lay Chief Financial Officer
                           - Committees
                           - Administrative Staff
                           - Management Information System


  Non-Exclusive Medical Services
  Provider Agreement


MEDICAL GROUP/PHYSICIAN                                MEDICAL GROUP/PHYSICIAN
- Own property and equipment
- Employ Support Staff


                  - Employment Agreement

         Physician



         Atlantic is owned by participating medical practice groups and physicians, as depicted in the upper left corner of the diagram, and such shareholders have elected the members of the Board of Directors, all of whom are physicians. As depicted in the center box of the diagram, the officers of the corporation are physicians, although the Chief Operating Officer and Chief Financial Officer of Atlantic are lay persons experienced in the operation of medical practice groups and managed care systems.

         The Board of Directors intends to establish a number of committees that are to be advisory committees of the Board of Directors and oversee and recommend policies and procedures concerning matters of general management, finance, marketing, contracting, continuous quality improvement, utilization management and management information systems. The members of such committees will be primarily physicians who are participants in the Atlantic network, although other physicians and lay persons may also be designated members of the committees.

         Atlantic will negotiate and enter into agreements on behalf of participating physicians and medical practice groups with health plans and other buyers of health care services, as depicted in the upper right corner of the diagram. Such health care services will be provided by participating physicians and medical practice groups and their respective physicians and other licensed professionals. The terms and provisions for the rendering of the health care services, payment for such services, and the sharing, by the participating physicians and medical practice groups, of the risk of covering the costs of providing such health care services are included in the Medical Services Provider Agreements, as depicted in the lower left corner of the diagram. Physicians' employment relationships with their respective medical practice groups will be maintained. The numbers of participating physicians, their medical specialties and geographic locations, are determined by the Board of Directors of Atlantic.

         The structure and ownership of Atlantic have been designed to avoid Atlantic and the participating medical practice groups being deemed an "affiliated service group," as defined under the Internal Revenue Code. The Board of Directors has structured Atlantic to avoid such "affiliated service group" designation and to enable participating medical practice groups to continue their existing qualified pension and profit sharing plans without any adverse tax consequences. The Board of Directors believes that Atlantic and the participating medical practice groups will not be an "affiliated service group" because (a) Atlantic is organized as a business corporation; (b) Atlantic's business is limited to providing administrative services (and will not constitute practicing medicine); and (c) no individual physician is permitted to own 5% or more of the outstanding capital stock of Atlantic. No assurance can be provided, however, that the Internal Revenue Service or another regulatory agency will not take the position that Atlantic, as it is structured, owned and operated from time to time, will be an "affiliated service group."

         MANAGEMENT: Because of the complex array of business activities that Atlantic pursues, Atlantic has undertaken to retain qualified management personnel and professional advisors to carry out the day-to-day work of managing the network. The central network office is supervised by the Chief Operating Officer and Chief Financial Officer who were selected by and are accountable to the Board of Directors. Atlantic staff supports the Board of Directors and its committees; facilitates strategic planning regarding the growth and development of network services; manages shared practice management services provided or available to affiliated physicians; assists the network in its efforts to obtain and manage risk contracts with managed care health plans and other buyers of health care services; and is responsible for developing management systems, including pro forma financial schedules to facilitate the monitoring of revenues and expenditures incurred by the network.


         In addition to the Chief Operating Officer and Chief Financial Officer, Atlantic, as its grows in size and function, will develop its own staff with experience in such areas as finance, marketing, health services/provider relations and management information systems. The number and type of staff employed or retained will evolve based on the size of the network, number of enrollees and patients served and complexity of planning or management challenges.


         Atlantic is still developing its business operations. As a result, Atlantic contracts with consultants to assure that the array of experience and expertise necessary to expand the network successfully is readily available. Atlantic requires the on-going advice of attorneys, certified public accountants and consulting actuaries.


PHYSICIAN SELECTION AND CREDENTIALING


         To become a participating Atlantic physician, each physician must complete the credentialing process which meets or exceeds guidelines promulgated by the NCQA. Credentialing criteria have been developed to assure the inclusion of desired numbers of physicians, as identified by specialty and geographic location, within the network; the compilation of information concerning the cost and quality of services rendered by respective physicians; and the confirmation by applicants of their willingness to adhere to policies and procedures adopted by Atlantic's Board of Directors. Each participating physician is required to complete successfully the credentialing process of Atlantic.

         Atlantic has contracted with National Provider Credentialing Service, a Virginia corporation, to accomplish primary source verification and electronically catalogue the information contained on each physician's credentialing application. Atlantic commenced its credentialing program in July 1996.


PHYSICIAN REIMBURSEMENT, PHYSICIAN PAYMENTS, RISK MANAGEMENT

         The Medical Services Provider Agreement entered into by each physician and medical practice group participating in the Atlantic network is structured to provide that: (i) participating physicians and medical practice groups render required and appropriate medical services to designated patients; (ii) payment for such medical services is to be made to participating physicians and medical practice groups through programs determined by the Board of Directors; and (iii) Atlantic coordinates and manages such provision of medical services, payment for the medical services and the sharing of certain risk by the participating physicians and medical practice groups related to the cost of providing the required and appropriate medical services. Designation of primary care physicians as "case managers" to coordinate patient care will vary depending on the terms of the contracts entered into with buyers of health care services.


         Atlantic has worked with and will continue to engage a professional actuarial firm to work with the Board of Directors to develop common fee schedules for the Atlantic network and to determine appropriate allocation of capitation. In the event participating physicians and medical practice groups are paid on a fee-for-service basis, Atlantic will endeavor to utilize a common fee schedule and, as permitted and appropriate, will develop provisions for holding back a portion of the fees paid to participating physicians and medical practice groups in a contingency reserve fund. As determined by Atlantic's Board of Directors and the terms and conditions of specific managed care health plan contracts, a scheduled, periodic accounting of managed care health plan expenses will be completed. The monetary amounts "held back" will be returned to the participating physicians and medical practice groups to the extent that the operating results permit. If a surplus still remains after all amounts held back during the year from payments otherwise due physicians have been returned, such surplus will be allocated among participating physicians in accordance with criteria determined by the Board of Directors.

         The allocation of administrative assessments, revenues, sharing of risk, operating reserve deficits or other reimbursement/compensation limitations described herein may vary among medical practice groups and individual providers within a medical practice group.


THE ATLANTIC MEDICAL MANAGEMENT INFORMATION SYSTEM

         Atlantic continues to evaluate information systems to provide interactive health services and management information as described below. Atlantic's management objective is to provide participating physicians with access to appropriate data as patient care is rendered and evaluated. It is contemplated that Atlantic and participating medical practice groups will be linked electronically and that information will be delivered and shared through electronic data interchange ("EDI"). No target date has been established for implementation of an EDI system within the Atlantic network.

         The functions of core information systems selected are to include e-mail, accounting applications, on-line verification of eligibility, database collection and reporting, management of contracts, claims processing and payment, referral authorization and statistical reporting. Atlantic and/or medical practice groups will retain ownership of all data, information and reports generated by and through the use of the information systems.

ADMINISTRATIVE FEE ASSESSMENT PROGRAM


         The Medical Services Provider Agreement entered into by each participating physician or medical practice group provides that Atlantic, in its sole discretion and by determination of the Board of Directors, may require the participating physicians and medical practice groups to provide financial support to help defray Atlantic's operating expenses. Consistent with this provision, Atlantic has the authority to bill the participating physicians and medical practice groups or retain from revenues paid to Atlantic administrative and management fees that are equal to 3% of the "net revenues" of Atlantic, as defined in the Medical Services Providers Agreement. In addition, upon execution of the Medical Services Provider Agreement, participating physicians and medical practice groups who are referral specialists may be required to pay to Atlantic an initial administrative and management fee up to $3,000 per referral physician.


COMPETITION

         The health care market is extremely competitive and undergoing rapid change. Atlantic and its affiliated physicians and medical practice groups compete with individual physicians and medical practice groups, HMOs, PPOs, physician-hospital organizations, integrated delivery systems and physician practice management companies. Many of Atlantic's competitors are significantly larger and have substantially greater capital resources than Atlantic. Atlantic believes that the principal competitive factors that will affect its ability to contract with health plans and other buyers of health care services include achievement of cost efficiencies through integrated operations, satisfaction of the needs of target purchasers and achievement of superior customer/patient satisfaction.

GOVERNMENT REGULATION

         Various state and federal laws regulate the relationships among providers for the provision of physician and other health care services, and as a business in the health care industry, Atlantic is subject to these laws and regulations. Management of Atlantic believes its operations are in material compliance with applicable laws; however, Atlantic has not received any legal opinion from counsel or any advisory opinions from regulators that its operations are in material compliance with applicable laws. Many aspects of Atlantic's business operations have not been the subject of state or federal regulatory interpretation. Moreover, as a result of Atlantic's providing both physician practice management services and medical support services, Atlantic may be the subject of more stringent review by the regulatory authorities. There can be no assurance that a review of Atlantic's or the affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of Atlantic or the affiliated physicians and medical practice groups. Moreover, no assurance can be provided that new and more restrictive state or federal laws and regulations will not be enacted or adopted.

         The laws of many states prohibit business corporations such as Atlantic from practicing medicine or employing physicians to practice medicine. Although the State of North Carolina does not expressly prohibit the corporate practice of medicine, it does require all persons practicing medicine to be licensed. Atlantic performs only non-medical administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. Accordingly, Atlantic believes that it is not in violation of applicable state laws relating to the corporate practice of medicine. However, the laws in most states, including the State of North Carolina, regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation; therefore, no assurances can be given that Atlantic's activities will be found to be in compliance, if challenged.


         Federal and state laws regulate the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the soliciting or receiving, or the offering or payment of remuneration, either directly or indirectly, in return for or to induce a referral of items or services for Medicare and Medicaid patients. Federal and state statutes impose restrictions on physician referrals of designated health services to entities with which the physician has a financial relationship. These laws and applicable regulations also regulate the submission of claims for the reimbursement of physician services, or for services incident to those services, provided under federal health care programs that are false or fraudulent. Violations of these laws may result in substantial civil and criminal penalties, including civil monetary penalties, exclusion from the participation in the Medicare and Medicaid programs, loss of licensure to practice medicine and other penalties. Such exclusion and penalties, if applied to Atlantic's affiliated medical practice groups, could have an adverse effect on Atlantic.


         Recently adopted health insurance reform legislation included important changes in federal laws regulating fraud and abuse. Statutory provisions establishing criminal penalties, both fines and imprisonment, for intentionally fraudulent activity in the provision of health services was included. Claims for reimbursement that are improperly processed and submitted to federal programs that result in inappropriately obtained reimbursement can result in civil penalties. Moreover, persons who have an ownership interest or serve as officers or managing employees of entities that are convicted or excluded from participation for filing false or fraudulent claims, would also be subject to exclusion and civil penalties for each day the individual maintains that interest. Finally, remuneration between organizations and entities, which provide services to Medicare or Medicaid beneficiaries and have a written risk sharing agreement are exempted under Medicare and Medicaid statutes that prohibit the payment or remuneration to induce or obtain referrals. These statutes, if applied to Atlantic and its affiliated medical practice groups, could have a material adverse effect on Atlantic.

         Certain provisions of state and federal statutes, commonly referred to as the "Anti-kickback Laws," prohibit the offer, payment, solicitation or receipt of any form of remuneration either in return for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. The Anti-kickback Laws are broad in scope and have been broadly interpreted by courts in many jurisdictions. Read literally, the statutes place at risk many otherwise legitimate business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials.

         The federal government has published several final and proposed regulations for the creation of certain "safe harbors" from prosecution under the federal Anti-kickback Law, but some of Atlantic's operations do not satisfy the requirements for any of the "safe harbor" exemptions. Management of Atlantic believes, however, that in the conduct of its contemplated business operations Atlantic will not be in a position to make or influence the referral of patients for goods or services and that such business operations will not constitute or generate any violation of state or federal Anti-kickback Laws. To the extent Atlantic is deemed by state or federal authorities to be a separate provider of health care services, making referrals to or receiving referrals from physicians or medical practice groups through its Non-Exclusive Medical Provider Agreements, the financial arrangement under such agreements could be subject to scrutiny and prosecution under the anti-kickback laws. Violation of the Anti-kickback Laws is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties, including excluding violators from participation in Medicare or state health programs, and other criminal and civil penalties may be imposed pursuant to applicable state laws.

         Significant prohibitions against physician referrals were enacted, subject to certain exemptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995 and subject to certain exemptions, Stark II prohibits a physician or a member of the physician's immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The designated health services include the provision of clinical laboratory services, radiology, radiation therapy services and supplies, physical and occupational therapy services, durable medical equipment and supplies, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics and prosthetic devices and supplies, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violation of Stark II include a prohibition on Medicaid and Medicare reimbursement and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." Since Atlantic is to provide administrative services only and is not to provide any "designated health services" or other health services, management of Atlantic believes that its business operations will not generate any violations of the Stark legislation. While Atlantic believes it will be in compliance with the Stark legislation, future regulations could require Atlantic to modify the form of its relationships with the affiliated physician groups. Moreover, the violation of the Stark legislation by any of Atlantic's affiliated medical practice groups could result in significant fines and loss of reimbursement which would adversely affect Atlantic.

         Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other patients. The State of North Carolina has enacted statutes which prohibit the payment of fees to induce referrals and prohibit referrals of patients by health care providers for certain designated health care services to entities in which the health care provider or group practice or any member of the group practice has an investment interest. Sanctions which may be imposed for violations of such statutes include discipline by the applicable professional licensing board, suspension or revocation of the offending provider's license and substantial civil money penalties. While Atlantic believes it will be in compliance with such state laws, the existing or future laws or regulations could require Atlantic to modify the form of its relationships with the affiliated physician groups.

         Laws in all states regulate the business of insurance and the operation of HMOs. The laws and regulations of the State of North Carolina, as interpreted by the state's Department of Insurance ("DOI"), permit physician organizations, such as Atlantic, to enter into risk sharing contracts only with licensed entities such as HMOs. Although Atlantic currently does not have any risk sharing contracts, Atlantic may enter into such contracts in the future and at such time may be subject to the HMO statute. A physician organization may also become subject to regulation as a PPO or a URO. Although management of Atlantic believes that its current operations fall outside of the oversight of the DOI, no assurance can be provided, that the structure and operation of Atlantic and its affiliated medical practice groups will not be challenged by the DOI or other regulatory agencies. Any such challenge and any requirements that Atlantic restructure its operations or qualify for an insurance license could have a material effect on Atlantic's operations.

EMPLOYEES


         As of June 2, 1998, Atlantic had four employees, including the Chief Operating Officer, Chief Financial Officer, Provider Relations Representative and administrative assistant. Atlantic is not subject to any collective bargaining agreements and believes that its employee relations are good.


FACILITIES


         In May 1998, Atlantic moved its offices to 1315 S. Glenburnie Road, Suite A5, New Bern, North Carolina 28562. Atlantic signed two one-year leases for an aggregate of approximately 1,300 square feet at an aggregate monthly rent of approximately $805 (including association fees). Prior to the recent move, Atlantic's facilities were located at 825 Kennedy Avenue, New Bern, North Carolina 28560, which Atlantic leased from New Bern Family Practice Center, P.A., of which Dr. Mahaney, Atlantic's President and Chief Executive Officer, is a shareholder and Treasurer.


LEGAL PROCEEDINGS

         Atlantic is not involved in any legal proceedings considered by management to be material.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The directors and executive officers of Atlantic as of June 2, 1998 are as follows:

              Name                Age      Position
              ----                ---      --------

J. Philip Mahaney, Jr., M.D.      53       President and Chief Executive Officer
                                           and Director*

W. James Stackhouse, M.D.         48       Chairman of the Board, Treasurer and
                                           Director*

Robert H. Blake, III              39       Chief Operating Officer

Stephen W. Nuckolls               30       Chief Financial Officer

Michael L. Bramley, M.D.          51       Vice President and Director*

Joseph E. Agsten, M.D.            55       Director*

Stephen R. Ainsworth, M.D.        41       Director**

Charles J. Baio, M.D.             47       Director*

Graham A. Barden, III, M.D.       42       Director*

John P. Emerick, M.D.             48       Director**

A. Clark Gaither, M.D.            43       Director*

Frank L. Gay, M.D.                38       Director***

Robert A. Krause, M.D.            49       Director*

Robert S. Meyer, M.D.             50       Secretary and Director*

Alice P. Selden, M.D.             45       Director**

Leo E. Waivers, M.D.              45       Director*

Daniel Whitley, Jr., M.D.         46       Director**

James M. Williams, M.D.           44       Director*

John A. Williams, III, M.D.       41       Director**

Kerry A. Willis, M.D.             38       Director*

----------------------

* Primary Director
** Referral Director
*** OB/GYN Director

         J. PHILIP MAHANEY, JR., M.D. has served as President and Chief Executive Officer of Atlantic since March 1996 and has served as a director of Atlantic since December 1994. He is a family practice physician with New Bern Family Practice Center, P.A., a medical practice group located in New Bern, North Carolina. Dr. Mahaney also serves as Treasurer of New Bern Family Practice Center, P.A.


         W. JAMES STACKHOUSE, M.D. was elected Chairman of the Board of Directors of Atlantic in April 1998 and has served as a director of Atlantic since October 1996. He continues to serve as Treasurer of Atlantic, a position he has held since November 1996. He is a physician practicing internal medicine with Goldsboro Medical Specialists, P.A., a medical practice group located in Goldsboro, North Carolina. Dr. Stackhouse has been a physician with Goldsboro Medical Specialists, P.A. since 1981.


         ROBERT H. BLAKE, III has been the Chief Operating Officer of Atlantic since June 1996. From February 1994 to June 1996, he served as Assistant Vice President, Managed Care Services of Acordia National, Inc., a health insurance services company in Charleston, West Virginia. In addition from July 1992 to June 1996, he served as President of The Greenbrier Study Group, a health care consulting firm in Charleston, West Virginia. From July 1993 to February 1994, Mr. Blake served as a Managed Care Network and Provider Sponsored Health Plan Developer for Newbridge, Inc./Health Economics Corporation.

         STEPHEN W. NUCKOLLS has been the Chief Financial Officer of Atlantic since April 1997. From September 1995 to July 1996, he served as Chief Financial Officer of Blue Ridge Primary Care, Inc., an integrated medical group of over 120 physicians based in Roanoke, Virginia which subsequently merged with the Carilion Health System. In August 1996, he founded Integration Strategies, a health care consulting firm based in Galax, Virginia. From May 1990 to September 1995, Mr. Nuckolls was employed by McGladrey & Pullen, LLC, an international accounting and consulting firm.


         MICHAEL L. BRAMLEY, M.D. has served as Vice President of Atlantic since November 1996 and as a director of Atlantic since October 1996. He is a practicing pediatrician with Greenville Pediatrics, P.A., a medical practice group located in Greenville, North Carolina. Dr. Bramley has been with Greenville Pediatrics, P.A. since 1976 and serves as Secretary.

         JOSEPH E. AGSTEN, M.D. has served as a director of Atlantic since December 1994. He is a practicing family physician with Joseph E. Agsten, M.D. and Laddie M. Crisp Jr., M.D. d/b/a Drs. Agsten and Crisp. Dr. Agsten has practiced medicine for over twenty years.

         STEPHEN R. AINSWORTH, M.D. has served as a director of Atlantic since November 1997. He has practiced orthopedic surgery with Pamlico Orthopedic Associates, P.A. in Washington, North Carolina since 1990.

         CHARLES J. BAIO, M.D. has served as a director of Atlantic since April 1997. He practices internal medicine with Wilson Medical Associate, P.A., in Wilson, North Carolina. Dr. Baio has practiced medicine for over fourteen years.

         GRAHAM A. BARDEN, III, M.D. FAAP has served as a director of Atlantic since April 1997. He is a practicing pediatrician with Coastal Childrens' Clinic, Inc., a pediatric practice group located in New Bern, North Carolina. Dr. Barden has been a pediatrician with Coastal Childrens' Clinic, Inc. for over twelve years.

         JOHN P. EMERICK, M.D. has served as a director of Atlantic since August 1997. He is a self-employed psychiatrist in Morehead City, North Carolina where he has worked since 1995. Dr. Emerick completed his psychiatric residency in 1979 and maintained a practice in Columbia, South Carolina prior to moving to Morehead City. Dr. Emerick also serves as medical director of Companion Benefit Alternatives, a division of Blue Cross and Blue Shield of South Carolina.

         A. CLARK GAITHER, M.D. has served as a director of Atlantic since June 1995. He is a practicing physician with Goldsboro Family Physicians, P.A., a medical practice group located in Goldsboro, North Carolina. He also serves as President of Goldsboro Family Physicians, P.A. and has practiced medicine with Goldsboro Family Physicians, P.A. for over five years.

         FRANK L. GAY, M.D. has served as a director of Atlantic since June 1997. He has practiced obstetrics/gynecology with Greenville Obstetrics and Gynecology, a division of Physicians East, P.A., a medical practice group located in Greenville, North Carolina for over three years. Prior to joining this group, Dr. Gay served as a staff Obstetrician/Gynecologist for the United States Air Force for four years.

         ROBERT A. KRAUSE, M.D. has served as a director of Atlantic since December 1994. He is a self-employed family practitioner. He has served in such a capacity for the last eight years.

         ROBERT S. MEYER, M.D. has served as Secretary and as a director of Atlantic since March 1996. Dr. Meyer is a self-employed family practice physician. Dr. Meyer has practiced family medicine for over nineteen years. Dr. Meyer is the Chairman of the Board and Medical Director for Home Health and Hospice CARE, Inc., a non-profit home health agency headquartered in Goldsboro, North Carolina.

         ALICE P. SELDEN, M.D. has served as a director of Atlantic since November 1997. She practices general surgery with Johnston Surgical Associates, P.A., a medical practice located in Smithfield, North Carolina. Dr. Selden has practiced general surgery in Smithfield since 1986.

         LEO E. WAIVERS, M.D. has served as a director of Atlantic since October 1996. He practices general internal medicine with Greenville Internal Medicine, P.A., a medical practice group located Greenville, North Carolina. He serves as President of Greenville Internal Medicine, P.A. and has practiced internal medicine with Greenville Internal Medicine, P.A. since 1991.

         DANIEL WHITLEY, JR., M.D. has served as a director of Atlantic since August 1997. He is a practicing otolaryngologist with Goldsboro ENT Associates, P.A. where he has practiced since completing his residency in 1988.

         JAMES M. WILLIAMS, M.D. has served as a director of Atlantic since June 1997. He is a practicing family physician with and a Medical Director of Scotland Neck Family Medical Center, Inc. Dr. Williams has practiced medicine in Scotland Neck, North Carolina for over fifteen years.

         JOHN A. WILLIAMS, III, M.D. has served as a director of Atlantic since August 1997. He is a practicing cardiologist with Heart Center Cardiology, a medical practice group located in New Bern, North Carolina. Prior to founding his practice in 1994, Dr. Williams served as a lieutenant commander for four years in the United States Navy Reserve Medical Corps in the Cardiovascular Disease Division at the National Naval Medical Center in Bethesda, Maryland.

         KERRY A. WILLIS, M.D. has served as a director of Atlantic since December 1994. He served as Chairman of the Board of Directors of Atlantic from March 1996 to April 1998. Prior to becoming Chairman, he served as Vice President of Atlantic. Dr. Willis is a physician practicing family medicine with East Carteret Family Medicine, P.A., a medical practice group located in Beaufort, North Carolina.

In addition, Dr. Willis serves as Chairman of the Board of The Beacon Company and President of East Carteret Family Medicine, P.A.


COMPOSITION OF THE BOARD OF DIRECTORS


         Atlantic's Board of Directors currently consists of eighteen members, twelve of whom are Primary Care Directors (as defined below), five of whom are Referral Directors (as defined below), and one of whom is an OB/GYN Director (as defined below). Pursuant to Atlantic's Bylaws, as amended, at least 62.5%, but no more than 70% of the members of Atlantic's Board of Directors must be Primary Care Physicians (the "Primary Care Directors"). Atlantic's Bylaws define Primary Care Physicians as physicians who practice substantially (75% or more as determined by gross practice revenues) in one or more of the primary care specialties of family practice, general internal medicine, general pediatrics or general practice ("Primary Care Specialties"); are generally not board certified in any specialty other than a Primary Care Specialty; and, if board certified in any other specialty other than a Primary Care Specialty, generally do not hold themselves out as practicing in any specialty other than the Primary Care Specialties. In addition, Atlantic's Bylaws, as amended, provide that at least one (1) of every ten (10) members of the Board of Directors shall be a physician practicing solely in the medical specialty of obstetrics and gynecology (the "OB/GYN Director(s)"). The remainder of the board of directors must be physicians who practice primarily in referral medical and surgical specialties other than the Primary Care Specialties (the "Referral Directors").

CLASSIFIED BOARD OF DIRECTORS

         Atlantic's Board of Directors consists of three classes as nearly equal in number as possible with the directors in each class having terms of three years. The staggered board was created in November 1997 and will be phased in as follows: one class elected for a one-year term; the second class was elected for a two-year term; and the third class will be elected for a three-year term. The directors assigned to each class, and the division into classes were determined by the majority vote of Atlantic's Board of Directors at a meeting of the Board of Directors held in November 1997. At each annual meeting, all directors filling seats of directors with expired terms (whether re-elected or replacing another director) will be elected for three-year terms. In November 1997, the following directors were elected to the following terms:

         DIRECTORS ELECTED FOR ONE-YEAR TERMS EXPIRING IN 1998

         Joseph E. Agsten, M.D.
         Stephen R. Ainsworth, M.D.
         J. Philip Mahaney, Jr., M.D.
         Alice P. Seldon, M.D.
         Leo E. Waivers, M.D.
         James M. Williams, M.D.

         DIRECTORS ELECTED FOR TWO-YEAR TERMS EXPIRING IN 1999

         Charles J. Baio, M.D.
         Michael I. Bramley, M.D.
         A. Clark Gaither, M.D.
         Frank I. Gay, M.D.
         W. James Stackhouse, M.D.
         John A. Williams, M.D.


         DIRECTORS ELECTED FOR THREE-YEAR TERMS EXPIRING IN 2000

         Graham A. Barden, III, M.D.
         John P. Emerick, M.D.
         Robert A. Krause, M.D.
         Robert S. Meyer, M.D.
         Daniel Whitley, M.D.
         Kerry A. Willis, M.D.


COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has established six committees: an Executive Committee, a Nominating Committee, a Network Committee, a Medical Management Committee, a Finance Committee and a Compensation Committee. The current members of the Executive Committee are Drs. Michael L. Bramley, J. Philip Mahaney, Jr., Robert S. Meyer, M.D., W. James Stackhouse and Kerry A. Willis. The members of the Executive Committee will also serve as members of the Nominating Committee. The Network Committee is composed of Dr. A. Clark Gaither and Leo E. Waivers. The Medical Management Committee is composed of Drs. Robert S. Meyer and Michael
L. Bramley, and the Finance Committee is composed of Drs. W. James Stackhouse, Ronald A. Moore and Joseph W. Ponzi. The Compensation Committee is composed of Drs. Joseph E. Agsten, W. James Stackhouse and Leo E. Waivers. The Board of Directors is in the process of formally appointing new members to these committees in order to obtain appropriate composition of Referral and Primary Care physicians.

         The Executive Committee reviews and discusses proposals and makes recommendations to the Board of Directors and has the authority to take certain actions on behalf of the Board of Directors between meetings of the Board of Directors. The Network Committee has certain responsibilities and authority concerning medical provider network development, and the Medical Management Committee has certain responsibilities and authority concerning utilization management and quality assurance matters. The Finance Committee has certain responsibilities and authority concerning managed care contracts, reimbursement schedules, financial risk sharing models and other financial matters. The Compensation Committee makes recommendations to the Board concerning compensation to be paid to the Company's officers and directors.

DIRECTOR COMPENSATION


         W. James Stackhouse, M.D., who was elected Chairman of the Board in April 1998, receives $2,000 per month for his services to Atlantic. The former Chairman of the Board, Kerry A. Willis, M.D., received compensation of $6,000 for the three months ended March 31, 1998 and $24,000 for the year ended December 31, 1997. No other members of the Board of Directors of Atlantic currently receive compensation for their service on the Board. Directors may, however, be reimbursed by Atlantic for any out-of-pocket expenses incurred in connection with their service on the Board. At the Annual Meeting of Shareholders in November 1997, the shareholders of Atlantic authorized the Board to design and implement a compensation plan for shareholder physicians who devote time and effort toward the activities of the Board and its committees. Such compensation may be in the form of non-voting stock, cash or in-kind compensation. As of June 2, 1998, the Board had not designed a definitive Compensation Plan.


EXECUTIVE COMPENSATION


         The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1996 and 1997 awarded to or earned by the President and Chief Executive Officer of Atlantic. No executive officers of Atlantic earned over $100,000 in the fiscal year ended December 31, 1997.


                           SUMMARY COMPENSATION TABLE


NAME AND                                             ANNUAL COMPENSATION
PRINCIPAL POSITION                         YEAR           SALARY ($)
------------------                         ----           ----------

J. Philip Mahaney, Jr., M.D. (1)           1997           $24,000
PRESIDENT AND CHIEF EXECUTIVE OFFICER      1996           None (2)

--------------------

(1) Dr. Mahaney has served as President and Chief Executive Officer of Atlantic since March 1996.

(2) Dr. Mahaney did not receive any compensation for the fiscal year ended December 31, 1996. However, Dr. Mahaney was reimbursed by Atlantic for out-of-pocket expenses incurred in connection with his position.

OPTIONS

         No options have been granted to executive officers since Atlantic's inception.


EMPLOYMENT AGREEMENT


         On June 1, 1996, Atlantic entered into an employment agreement with Robert H. Blake III under which Mr. Blake agreed to serve as the Chief Operating Officer of Atlantic for a base salary of $96,000 per year (the "Employment Agreement"). The initial term of the Employment Agreement expired on December 31, 1996. Atlantic and Mr. Blake orally extended the term of the Agreement beyond December 31, 1996 for an indefinite period. The Employment Agreement contains provisions providing for the maintenance of confidentiality of proprietary information of Atlantic.

                              CERTAIN TRANSACTIONS


         All shareholders of the Primary Class Common Shares and the Referral Class Common Shares of Atlantic are required to enter into, or practice medicine through a medical practice group that has entered into, a Medical Services Provider Agreement with Atlantic. Correspondingly, each member of the Board of Directors has entered into or has agreed to enter into or practices medicine through a medical practice group, of which he or she is a shareholder, which has entered into or has agreed to enter into, a Medical Services Provider Agreement. In addition, upon execution of the Medical Services Provider Agreement, participating physicians and medical practice groups who are referral specialists are required to pay to Atlantic an initial administrative and management fee up to $3,000 per Referral Physician. As of the date hereof, it is not possible to determine the amount which will be paid to the respective physicians or medical practice groups pursuant to the terms of the Medical Services Provider Agreement.

         In January 1997, Atlantic entered into a written lease with New Bern Family Practice Center, P.A., of which Dr. Mahaney, Atlantic's President and Chief Executive Officer, is a shareholder and Treasurer. The initial lease terminated on December 31, 1997 and was extended through April 1998. The rent under this lease agreement was approximately $520.00 per month. Prior to this arrangement, Atlantic occupied the space rent free pursuant to an oral lease entered into in March 1996. In May 1998, Atlantic relocated its offices to 1315
S. Glenburnie Road, Suite A5, New Bern, North Carolina 28562.

         In January 1997, Atlantic entered into a business development agreement with Kanawha and formed a joint venture named The Beacon Company. In connection with the business development agreement, Atlantic and Kanawha formed a joint venture corporation named The Beacon Company. Atlantic and Kanawha each purchased 1,000 shares of common stock, $1.00 par value, of Beacon. However, the parties have tentatively agreed that Atlantic will repurchase all of the 1,000 shares purchased by Kanawha in exchange for $1,000 cash and the issuance by Beacon of a debenture in the principal amount of $90,000. The parties anticipate that the debenture will be payable in 5 years, bear interest at 6% and will be convertible into 4% of Beacon's outstanding common stock if Beacon either defaults on the debenture or completes a public offering of any of its capital stock. As of June 2, 1998, a definitive written agreement among Atlantic, Kanawha and Beacon in connection with the purchase by Atlantic of Beacon common stock held by Kanawha had not been finalized.

         In February 1998, Kanawha HealthCare Solutions, Inc. ("Kanawha HealthCare"), a subsidiary of Kanawha Insurance Company, and Beacon entered into several agreements, including a Master Contract, Managed Care Agreement and Administrative Services Agreement. Under the Master Contract, Kanawha HealthCare and Beacon agreed to develop and market health maintenance organization, preferred provider organization and third party administrator health plan products. Beacon will function as a general agent for the sale of the health plan products, and Beacon will be the exclusive agent of Kanawha for the sale of fully insured Lighthouse Plans and other fully insured managed care products. Beacon and Kanawha jointly are to use their best efforts to offer and sell Lighthouse Plans and related services to self-funded employers. Under the Managed Care Agreement, Beacon shall establish and manage a regional preferred provider network of physicians, hospitals and other providers. Under the Administrative Services Agreement, Kanawha is to provide a management information system and provide administrative services required for enrollees and providers. Beacon is to provide a Medical Director and physicians for the Medical Management Committee that is to oversee the delivery of health care services. During the year ended December 31, 1997, approximately $70,000 of Atlantic's net revenues was derived from network development and access fees from Beacon.

                             PRINCIPAL SHAREHOLDERS


         The following tables set forth certain information regarding the beneficial ownership of the Primary Class Common Shares, Referral Class Common Shares and Nonprofit Class Nonvoting Common Shares of Atlantic, respectively, as of June 2, 1998 for (i) each person known by Atlantic to beneficially own more than 5% of any class of the shares of the capital stock of Atlantic, (ii) each executive officer named in the Summary Compensation Table, (iii) each director of Atlantic, and (iv) all directors and executive officers of Atlantic as a group. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares of capital stock shown.


PRIMARY CLASS COMMON SHARES


                                                  PRIMARY
                                            CLASS COMMON SHARES
                                         BENEFICIALLY OWNED (1)(2)
                                     ---------------------------------
NAME                                    AMOUNT     PERCENT OF CLASS (3)
---------------------------------    -----------   --------------------

J. Philip Mahaney, Jr., M.D.......     8,000 (4)        2.7%
Joseph E. Agsten, M.D.............     4,000 (5)        1.3%
Stephen R. Ainsworth, M.D.........         0            *
Charles J. Baio, M.D..............     8,000 (6)        2.7%
Graham A. Barden, III M.D.........    10,000 (7)        3.4%
Michael L. Bramley, M.D...........    10,000 (8)        3.4%
John P. Emerick, M.D..............         0            *
A. Clark Gaither, M.D.............     4,000 (9)        1.3%
Frank L. Gay, M.D.................         0            *
Robert A. Krause, M.D.............     2,000            *
Robert S. Meyer, M.D..............     2,000            *
Alice P. Selden, M.D..............         0            *
W. James Stackhouse, M.D..........     4,000 (10)       1.3%
Leo E. Waivers, M.D...............     4,000 (11)       1.3%
Daniel Whitley, M.D...............         0            *
James M. Williams, M.D............     2,000            *
John A. Williams, M.D.............         0            *
Kerry A. Willis, M.D..............     4,000 (12)       1.3%

All directors and executive
officers as a group...............    62,000 (13)      20.8%
 (20 persons)

-------------------

*        Less than 1% of the issued and outstanding Primary Class Common Shares.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(3)      Based on 298,500 Primary Class Common Shares outstanding as of June 2,
         1998.

(4) Includes 8,000 Primary Class Common Shares beneficially owned by New Bern Family Practice Center, P.A., of which Dr. Mahaney is a shareholder and is Treasurer, and as to which shares Dr. Mahaney disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(5) Includes 4,000 Primary Class Common Shares beneficially owned by Dr. Agsten and Laddie M. Crisp, Jr., M.D., and as to which shares Dr. Agsten disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(6) Includes 8,000 Primary Class Common Shares beneficially owned by Wilson Medical Associates, P.A., of which Dr. Baio is a shareholder, and as to which shares Dr. Baio disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(7) Includes 10,000 Primary Class Common Shares beneficially owned by Coastal Childrens Clinic, Inc., of which Dr. Barden is a shareholder and is President, and as to which shares Dr. Barden disclaims any beneficial ownership except to the extent of his pecuniary interest therein.


(8) Includes 10,000 Primary Class Common Shares beneficially owned by Greenville Pediatric Services, Inc., of which Dr. Bramley is a shareholder and is Secretary, and as to which shares Dr. Bramley disclaims any beneficial ownership except to the extent of his pecuniary interest therein.


(9) Includes 4,000 Primary Class Common Shares beneficially owned by Goldsboro Family Physicians, P.A., of which Dr. Gaither is a shareholder and is President, and as to which shares Dr. Gaither disclaims any beneficial ownership except to the extent of his pecuniary interest therein.


(10) Includes 4,000 Primary Class Common Shares beneficially owned by Goldsboro Medical Specialists, P.A., of which Dr. Stackhouse is a shareholder, and as to which shares Dr. Stackhouse disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(11) Includes 4,000 Primary Class Common Shares beneficially owned by Greenville Internal Medicine, P.A., of which Dr. Waivers is a shareholder and is President, and as to which shares Dr. Waivers disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(12) Includes 4,000 Primary Class Common Shares beneficially owned by East Carteret Family Medicine, P.A., of which Dr. Willis is a shareholder and is President, and as to which shares Dr. Willis disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(13) Includes 56,000 Primary Class Common Shares beneficially owned by affiliates of directors.

REFERRAL CLASS COMMON SHARES
                                              REFERRAL CLASS COMMON SHARES
                                                BENEFICIALLY OWNED (1)(2)
                                          -----------------------------------
NAME                                        AMOUNT        PERCENT OF CLASS (3)
-------------------------------------     ----------      -------------------

J. Philip Mahaney, M.D...............            0               *
Joseph E. Agsten, M.D................            0               *
Stephen R. Ainsworth, M.D............        2,000               *
Charles J. Baio, M.D.................            0               *
Graham A. Barden, III, M.D...........            0               *
Michael L. Bramley, M.D..............            0               *
John P. Emerick, M.D.................        2,000               *
A. Clark Gaither, M.D................            0               *
Frank L. Gay, M.D....................        2,000               *
Robert A. Krause, M.D................            0               *
Robert S. Meyer, M.D.................            0               *
Alice P. Selden, M.D.................        2,000               *
W. James Stackhouse, M.D.............            0               *
Leo E. Waivers, M.D..................            0               *
Daniel Whitley, Jr., M.D.............        2,000               *
James M. Williams, M.D...............            0               *
John A. Williams, III, M.D...........        2,000               *
Kerry A. Willis, M.D.................            0               *

All directors and executive
officers as a group..................       12,000              3.8%
(20 persons)
---------------------------

*        Less than 1% of the issued and outstanding Referral Class Common
         Shares.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(3)      Based on 318,000 Referral Class Common Shares outstanding as of June 2,
         1998.

NONPROFIT CLASS NONVOTING COMMON SHARES


                                                NONPROFIT CLASS NONVOTING COMMON
                                                SHARES BENEFICIALLY OWNED (1)(2)
                                                --------------------------------
NAME                                             AMOUNT     PERCENT OF CLASS (3)
------------------------------------------      --------    --------------------

Rural Health Group, Inc. (4)                     2,000            80.0%
Tri-County Health Services, Inc. (5)......         500            20.0%
J. Philip Mahaney, M.D....................           0             *
Joseph E. Agsten, M.D.....................           0             *
Stephen R. Ainsworth, M.D.................           0             *
Charles J. Baio, M.D......................           0             *
Graham A. Barden, III, M.D................           0             *
Michael L. Bramley, M.D...................           0             *
John P. Emerick, M.D......................           0             *
A. Clark Gaither, M.D.....................           0             *
Frank L. Gay, M.D.........................           0             *
Robert A. Krause, M.D.....................           0             *
Robert S. Meyer, M.D......................           0             *
Alice P. Selden, M.D......................           0             *
W. James Stackhouse, M.D..................           0             *
Leo E. Waivers, M.D.......................           0             *
Daniel Whitley, Jr., M.D..................           0             *
James M. Williams, M.D....................           0             *
John A. Williams, III, M.D................           0             *
Kerry A. Willis, M.D......................           0             *

All directors and executive
officers as a group.......................           0             *
(20 persons)

---------------------------

* Less than 1% of the issued and outstanding Nonprofit Class Nonvoting Common Shares.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(3) Based on 2,500 Nonprofit Class Nonvoting Common Shares outstanding as of June 2, 1998.

(4) Rural Health Group, Inc.'s principal address is P.O. Box 644, Jackson, North Carolina 27845.

(5) Tri-County Health Services, Inc.'s principal address is P.O. Box 40, Aurora, North Carolina 27806.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of Atlantic consists of 1,000,000 Primary Class Common Shares, par value $1.00 per share, 1,800,000 Referral Class Common Shares, par value $1.00 per share and 200,000 Nonprofit Class Nonvoting Common Shares, par value $1.00 per share. Prior to July 1996, the authorized capital stock of Atlantic consisted of 100,000 shares of common stock, $1.00 par value per share. In August 1996, after Atlantic amended and restated its Articles of Incorporation to reflect its current capital structure, the shares of common stock previously issued and outstanding were canceled and re-issued as either Primary Class Common Shares, Referral Class Common Shares or Nonprofit Class Nonvoting Common Shares, as the case may be, depending upon the qualifications of the existing shareholders.

PRIMARY CLASS COMMON SHARES

          As of June 2, 1998, there were 298,500 Primary Class Common Shares issued and outstanding, held by 117 holders of record. All of the issued and outstanding Primary Class Common Shares are fully paid and nonassessable.

         Pursuant to Atlantic's Amended and Restated Articles of Incorporation, Atlantic may issue Primary Class Common Shares only to Primary Care Physicians, which are defined in Atlantic's Bylaws, as amended, as physicians who practice substantially (75% or more as determined by gross practice revenues) in one or more of the primary care specialties of family practice, general internal medicine, general pediatrics or general practice ("Primary Care Specialties"); are generally not board certified in any specialty other than a Primary Care Specialty; and, if board certified in any other specialty other than a Primary Care Specialty, generally do not hold themselves out as practicing in any specialty other than the Primary Care Specialties, and, until August 31, 1997, to practice groups (partnerships, professional corporations or professional limited liability companies) engaged primarily in the provision of services of Primary Care Physicians, which physicians, either directly or through a practice group, or practices, have contracted with Atlantic to provide medical and other health care services through contracts negotiated by Atlantic.

         The holders of the Primary Class Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. In addition, the holders of the Primary Class Common Shares are entitled to vote as a group with special voting requirements on: (i) election of all Primary Care Directors; (ii) amendments to Atlantic's Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes; (iii) when a shareholder vote is required, approval of the sale or transfer of all or substantially all of the assets of, or the dissolution of, Atlantic; (iv) certain amendments to Atlantic's Bylaws, as amended; and (v) all matters on which such vote is required by the North Carolina Business Corporation Act.

         The vote of 65% of all of the issued and outstanding Primary Class Common Shares and 65% of all of the issued and outstanding Referral Class Common Shares is required to adopt amendments to Atlantic's Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes, and/or, if shareholder vote is required, to approve the sale or transfer of all or substantially all of the assets of Atlantic.

         The vote of 65% of all of the issued and outstanding Primary Class Common Shares is required to elect Primary Care Directors, and the Primary Class Common Shares are the only class of shares voting on the election of the Primary Care Directors.

         Holders of the Primary Class Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Primary Class Common Shares have no preemptive rights and no right to convert their Primary Class Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Primary Class Common Shares are entitled to share, pro rata, in any distribution of Atlantic's assets to shareholders.

REFERRAL CLASS COMMON SHARES

         As of June 2, 1998, there were 318,000 Referral Class Common Shares issued and outstanding, held by 151 holders of record. All of the issued and outstanding Referral Class Common Shares are fully paid and nonassessable.

         Pursuant to Atlantic's Amended and Restated Articles of Incorporation, Referral Class Common Shares will be issued only to physicians practicing primarily in referral medical and surgical specialties other than Primary Care Specialties and, until August 31, 1997, to practice groups (partnerships, professional corporations or professional limited liability companies) engaged primarily in the provision of services of physicians practicing primarily in such referral medical and surgical specialties other than Primary Care Specialties, which physicians, either directly or through a practice group, or practices, have contracted with Atlantic to provide medical and other health care services through contracts negotiated by Atlantic.

         The holders of the Referral Class Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. In addition, the holders of the Referral Class Common Shares are entitled to vote as a group with special voting requirements on: (i) election of all Referral Directors and all OB/GYN Directors; (ii) adoption of amendments to Atlantic's Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes; (iii) when a shareholder vote is required, approval of the sale or transfer of all or substantially all of the assets of, or the dissolution of, Atlantic; (iv) amendment to certain provisions of Atlantic's Bylaws, as amended; and (v) all matters on which such vote is required by the North Carolina Business Corporation Act.

         The vote of 65% of all of the issued and outstanding Referral Class Common Shares, and 65% of all of the issued and outstanding Primary Class Common Shares is required to adopt amendments to Atlantic's Amended and Restated Articles of Incorporation regarding classes of shares and the respective rights of such classes, and/or, when shareholder vote is required, to approve the sale or transfer of all or substantially all of the assets of, or the dissolution of, Atlantic. The vote of 65% of all of the issued and outstanding Referral Class Common Shares are required to elect Referral Directors and OB/GYN Directors and the holders of Referral Class Common Shares are the only shareholders allowed to vote on the election of Referral Directors and OB/GYN Directors.

         Holders of the Referral Class Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Referral Class Common Shares have no preemptive rights and no right to convert their Referral Class Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Referral Class Common Shares are entitled to share, pro rata, in any distribution of Atlantic's assets to shareholders.

NONPROFIT CLASS NONVOTING COMMON SHARES

         As of June 2, 1998, there were 2,500 Nonprofit Class Nonvoting Common Shares issued and outstanding, held by two holders of record. All of the issued and outstanding Nonprofit Class Nonvoting Common Shares are fully paid and nonassessable.

         Pursuant to Atlantic's Amended and Restated Articles of Incorporation, Nonprofit Class Nonvoting Common Shares will be issued only to nonprofit entities or public (local, state or federal government) corporations engaged in the delivery of health care services, which have contracted with Atlantic to provide medical or other health care services through contracts negotiated by Atlantic.

         The holders of the Nonprofit Class Nonvoting Common Shares are not entitled to vote on any matters submitted to Atlantic's shareholders. The Nonprofit Class Nonvoting Common Shares otherwise have all rights of common shares pursuant to the North Carolina Business Corporation Act. Holders of the Nonprofit Class Nonvoting Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Nonprofit Class Nonvoting Common Shares have no preemptive rights and no right to convert their Nonprofit Class Nonvoting Common Shares into any other securities. Upon any liquidation or dissolution of Atlantic, the holders of the Nonprofit Class Nonvoting Common Shares are entitled to share, pro rata, in any distribution of Atlantic's assets to shareholders.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION

         Atlantic's Amended and Restated Articles of Incorporation provide Atlantic's Board of Directors with the power and authority to limit the liability of its directors to the fullest extent permitted by the North Carolina Business Corporation Act. Directors of Atlantic will not be personally liable to Atlantic or otherwise for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Atlantic; (ii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions; or
(iii) any transaction from which the director derived an improper personal benefit.

         The North Carolina Business Corporation Act requires that Atlantic indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of Atlantic against reasonable expenses incurred by the director in connection with the proceeding. "Proceeding" means a threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal. Reference is made to the detailed provisions of Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act for a complete statement of such indemnification rights. Atlantic's Bylaws, as amended, also require Atlantic to provide indemnification to any person who at any time serves or has served as a director or officer of Atlantic, or at the request of Atlantic is or was serving as an officer, director, agent, partner, trustee, administrator, or employee for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the fullest extent permitted by the North Carolina Business Corporation Act. Atlantic's Bylaws, as amended, also permit Atlantic's Board of Directors, in its discretion, to provide such indemnification to employees and agents of Atlantic.

         Atlantic maintains a directors and officers and errors and omissions insurance policy, the maximum coverage of which is $1,000,000 per claim.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of Atlantic pursuant to the foregoing provisions, or otherwise, Atlantic has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN ANTI-TAKEOVER PROVISIONS

         The North Carolina Shareholder Protection Act, N.C. Gen. Stat. ss. 55-9-01 et seq. (the "Shareholder Protection Act"), which was enacted to provide fair price protection for shareholders in two-tier takeovers, generally applies to corporations that have a class of shares registered under Section 12 of the Securities Exchange Act of 1934 and are organized under the laws of North Carolina. The Shareholder Protection Act provides that any business combination of a corporation with an entity owning more than 20% of the voting shares of the corporation must be approved by 95% of the voting shares. A purchaser may avoid the 95% voting requirement by complying with, among other things, (i) fair price formula provisions of N.C. Gen. Stat. ss. 55-9-03; (ii) certain restrictions in N.C. Gen. Stat. ss. 55-9-03 (pertaining to board representation and acquisition of shares) on such purchaser's conduct between the time of acquisition of the 20% threshold voting interest in the corporation and the consummation of the business combination, and (iii) the requirements set forth in N.C. Gen. Stat. ss. 55-9-03 (relating to the solicitation of proxies).

         The North Carolina Control Share Acquisition Act, N.C. Gen. Stat. ss. 55-9A-01 et seq. (the "Control Share Act"), the provisions of which are generally applicable to corporations that have a class of shares registered under Section 12 of the Securities Exchange Act of 1934 and are organized under the laws of North Carolina, becomes operative when an acquiring person purchases shares entitling such person to voting power equal to or greater than one-fifth, one-third or one-half of all voting power of the issuing corporation ("Control Shares"). A "Control Share Acquisition" means, with certain exceptions, the acquisition by any person of Control Shares. Control Shares acquired in a Control Share Acquisition shall not have voting rights unless such rights are granted by resolution adopted by the shareholders of the corporation. To be granted voting rights under an approved resolution, the resolution must generally be adopted by the affirmative vote of at least a majority of all the outstanding shares of the corporation (not including Interested Shares) entitled to vote for the election of directors. "Interested Shares" means shares of the corporation beneficially owned by (i) any person who has acquired or proposes to acquire Control Shares in a Control Share Acquisition; (ii) any officer of the corporation; or (iii) any employee of the corporation who is also a director of the corporation. Before a vote on the resolution occurs, the shareholders must be provided both with notice of and information about the Control Share Acquisition, including a description of the right of redemption available to shareholders. The right of redemption by shareholders of the corporation under the Control Shares Act provides that if the Control Shares acquired in a Control Share Acquisition are accorded voting rights and if the holders of the Control Shares have a majority of all voting power for the election of directors, all shareholders of the corporation (other than holders of Control Shares) have rights to have their shares redeemed by the corporation at the fair value of the shares. Fair value of the shares is determined as of the day prior to the date on which the referenced shareholders meeting was held relating to the grant of voting rights to the Control Shares, but in no event is it a value less than the highest price paid per share by the acquiring person in the Control Share Acquisition. This right of redemption is granted subject to the satisfaction of certain requirements by the shareholder after receiving notice of the grant of voting rights to the Control Shares.

         Although Atlantic is governed by the North Carolina Business Corporation Act, it is not subject to the anti-takeover provisions of the Shareholder Protection Act and the Control Share Act. Atlantic has "opted-out" of these provisions pursuant to an express provision in Atlantic's Amended and Restated

Articles of Incorporation. "Opting-out" of these anti-takeover provisions could limit the price that certain investors might pay in the future for shares of Atlantic's capital stock.

         Sections 2(a) and 2(b) of Atlantic's Amended and Restated Articles of Incorporation provide that the affirmative vote of 65% of all of the issued and outstanding Primary Class Common Shares, voting as a separate group, and the affirmative vote of 65% of all of the issued and outstanding Referral Class Common Shares, voting as a separate group, are required for shareholder approval, if necessary, of a transfer of all or substantially all of the assets of Atlantic. Such a provision may impede a change of control. See "Risk Factors--Effect of Certain Articles of Incorporation and Bylaw Provisions."

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, Atlantic will have 856,500 Primary Class Common Shares, 1,426,000 Referral Class Common Shares and 152,500 Nonprofit Class Nonvoting Common Shares issued and outstanding, if the maximum number of Shares offered hereby is sold. All purchasers of shares of Atlantic's capital stock already issued by Atlantic and all purchasers of the Shares offered hereby have been and will be required to enter into Subscription and Shareholder Buy/Sell Agreements, which restrict the sale of the shares of capital stock of Atlantic and the Shares offered hereby and provide to Atlantic the right to repurchase such shares upon certain purchase events at fair market value, as determined in the sole discretion of the Board of Directors of Atlantic. Accordingly, so long as the buy/sell provisions in the Subscription and Shareholder Buy/Sell Agreement are in effect, development of a trading market for any of the shares of Atlantic's capital stock, including the Shares offered hereby is precluded. Consequently, there is currently no public or private trading market for the Shares offered hereby and unless all of the buy/sell provisions in the Subscription and Shareholder Buy/Sell Agreements are terminated, there will continue to be no public or private trading market for the Shares. See "Risk Factors -- Lack of Public Trading Market; Limitations on Transfer."

         In the event, the buy/sell provisions in the Subscription and Shareholder Buy/Sell Agreements are terminated, then out of all of the issued and outstanding shares of capital stock of Atlantic, all of the Shares sold in this Offering will be freely tradable without restriction under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 185,000 shares of capital stock of Atlantic held by existing stockholders are "restricted securities" under the Securities Act. The Shares, and any shares purchased by an affiliate of Atlantic, may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as an exemption provided by Rule 144 or 144(k) under the Securities Act is available.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of Atlantic, who has beneficially owned "restricted securities" for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of capital stock then outstanding or (ii) the average weekly trading volume of the capital stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information about Atlantic. Under Rule 144(k), a person who is not deemed to have been an affiliate of Atlantic at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without regard to the limitations described above.

         In addition, if the buy/sell provisions in the Subscription and Shareholder Buy-Sell Agreements are terminated, then upon completion of this Offering, 98,500 Primary Class Common Shares and 26,000 Referral Class Common Shares will become eligible for sale in the public market pursuant to Rule

144(k), and beginning 90 days after the date of this Prospectus, 58,000 Primary Class Common Shares and 2,500 Nonprofit Class Nonvoting Common Shares will become available for sale in the public market subject in certain cases, to volume and manner of sale limitations.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby are offered by the officers and directors of Atlantic on a "best efforts" basis. During the initial offering period from December 30, 1996 through July 28, 1997, Atlantic sold 116,000 Primary Class Common Shares, 216,000 Referral Class Common Shares and no Nonprofit Class Nonvoting Common Shares. During the second offering period from September 30, 1997 through April 28, 1998, Atlantic sold 26,000 Primary Class Common Shares, 76,000 Referral Class Common Shares, and no Nonprofit Class Nonvoting Common Shares. The Company will continue to offer Shares under this Prospectus for a period of 210 days from the date of this Prospectus. No selling commissions will be paid to any officer or director of Atlantic in connection with the offer and sale of the Shares, although any out-of-pocket expenses will be reimbursed by Atlantic.

PHYSICIAN INVESTORS

         Atlantic is offering for sale only to selected physicians who have completed Atlantic's credentialing process up to 700,000 Primary Class Common Shares and up to 1,400,000 Referral Class Common Shares at the purchase price of $1.00 per Share. Upon qualification, selected physicians will be permitted to purchase 2,000 Primary Class Common Shares per primary care physician or 2,000 Referral Class Common Shares per referral physician. Ownership of the Primary Class Common Shares and Referral Class Common Shares of Atlantic is restricted and limited to assure that no physician shareholder owns 5% or more of the outstanding shares of capital stock of Atlantic and that no collection of physician shareholders who practice together in any participating medical practice group own 10% or more of the outstanding shares of capital stock of Atlantic. See "Risk Factors -- Affiliated Service Group," "Business -- Medical Services Provider Agreements, Structure and Ownership and Management" and "Plan of Distribution -- Subscription and Shareholder Buy/Sell Agreement".

PHYSICIAN QUALIFICATIONS

         The offering of the Primary Class Common Shares and the Referral Class Common Shares is being made only to physicians who (a) are licensed to practice medicine in the State of North Carolina, (b) have been qualified by Atlantic to become a member of Atlantic's network of health care providers and (c) have agreed to enter into, or practice medicine through a medical practice group which has agreed to enter into, a Medical Services Provider Agreement with Atlantic.

         In addition, the offering of the Primary Class Common Shares is being made only to physicians practicing substantially (75% or more as determined by gross practice revenues) in one or more of the Primary Care Specialties, is generally not board certified in any other specialty other than a Primary Care Specialty, and if board certified in any other specialty other than a Primary Care Specialty, generally does not hold himself or herself out as practicing in any specialty other than one or more of the Primary Care Specialties. The offering of the Referral Class Common Shares is being made to only to physicians practicing primarily in referral medical and surgical specialties other than the Primary Care Specialties.

NON-PROFIT/PUBLIC HEALTH CARE ENTITY INVESTORS

         Atlantic is offering for sale only to selected non-profit or public corporations engaged in the delivery of health care services through contracts negotiated by Atlantic up to 150,000 Non-Profit Class Nonvoting Common Shares. Upon qualification, selected non-profit or public corporations will be permitted to purchase 2,000 Non-Profit Class Nonvoting Common Shares per non-profit or public entity.

RESIDENCY REQUIREMENTS

         Investment in the Primary Class Common Shares and Referral Class Common Shares is limited to physicians who are bona fide residents of North Carolina or such other state or jurisdiction in which the Offering is either registered or exempt from registration. Investment in the Nonprofit Class Nonvoting Common Shares is limited to entities whose principal place of business is in North Carolina or such other state or jurisdiction in which the Offering is either registered or exempt from registration.

SUBSCRIPTION AND SHAREHOLDER BUY/SELL AGREEMENTS

         At the time of purchase, each investor will be required to execute and deliver to Atlantic a Subscription and Shareholder Buy/Sell Agreement ("Subscription Agreement") and a check made payable to "Atlantic Integrated Health Incorporated" for the aggregate purchase price of the Shares to be purchased. Atlantic reserves the right to reject any Subscription Agreement for any reason. The following summary of the Subscription Agreements are qualified in their entirety to the forms of such agreements included as exhibits to the Registration Statement, of which this Prospectus is a part. There are three different forms of Subscription Agreements, one for each class of Shares. The Subscription Agreements contain standard investment representations and specific representations as to physician qualifications. In addition, the Subscription Agreements provide that Atlantic has the option to repurchase the Shares offered hereby at a price equal to the fair value thereof, as determined as of the date that Atlantic exercises such option to repurchase the shares. Fair value of the Shares will be determined annually on or before March 1 of each year by the Board of Directors of Atlantic. Atlantic will have the right to exercise this option upon (a) the appointment by a court of competent jurisdiction of a receiver, trustee or assignee of the Shareholder; (b) the voluntary application by the Shareholder under applicable laws for the relief of debtors; (c) the expiration of 30 days after entry of a final judgment by a court of competent jurisdiction against the Shareholder, provided such judgment remains unsatisfied; (d) the institution of a levy, garnishment or attachment involving the Shares; (e) the death of the Shareholder; (f) the termination for any reason of the Medical Services Provider Agreement entered into by the Shareholder, either, directly or indirectly; (g) any involuntary transfer of such Shares by or from the Shareholder; (h) the expressed desire of the Shareholder to sell, assign, pledge, transfer or otherwise dispose of or encumber such Shares; or (i) Atlantic's determination of the need to redeem Shares to preclude individual Shareholders from owning 5% or more of the outstanding shares of capital stock of Atlantic or collections of physician shareholders who practice together in any participating medical group practice from owning 10% or more of the outstanding Shares of Atlantic. The Board of Directors of Atlantic determined that, because Atlantic had not completed the development of its corporate and operating structures and had little operating revenue, the fair market value of one Share as of October 9, 1996 was equal to $.01. Such determination remains unchanged and the Board has not made a new determination of the fair market value of the Shares as of the date hereof.

                               VALIDITY OF SHARES

         The validity of the issuance of the Shares offered hereby will be passed upon for Atlantic by Wyrick, Robbins, Yates & Ponton L.L.P., Raleigh, North Carolina.

                                     EXPERTS

         The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                     ATLANTIC INTEGRATED HEALTH INCORPORATED



              FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND 1996
             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Atlantic Integrated Health Incorporated:

We have audited the accompanying balance sheets of Atlantic Integrated Health Incorporated (a North Carolina corporation) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Integrated Health Incorporated as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has yet to generate revenue in excess of expenses and has an accumulated deficit at December 31, 1997, of $345,869, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                        /s/ Arthur Andersen LLP






Charlotte, North Carolina,
March 17, 1998.

                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                                 BALANCE SHEETS


                             ASSETS                                        DECEMBER 31,
                             ------                                   --------------------    MARCH 31,
                                                                        1996        1997        1998
                                                                      --------    --------   -----------
                                                                                             (UNAUDITED)
CURRENT ASSETS:
     Cash                                                             $ 51,208    $101,776    $107,275
     Accounts receivable, less allowance for uncollectible
         accounts of $5,000 in 1997                                          0      30,505      51,056
     Prepaid expenses                                                        0       5,297       2,411
                                                                      --------    --------   -----------
                 Total current assets                                   51,208     137,578     160,742
INVESTMENT                                                                   0       1,000       1,000
OFFICE EQUIPMENT, net                                                    3,001       9,322       8,429
DEFERRED COSTS                                                          21,669      17,107      15,966
                                                                      --------    --------   -----------
                                                                      $ 75,878    $165,007    $186,137
                                                                      ========    ========    ==========


         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

CURRENT LIABILITIES - Accounts payable                                $ 78,253    $ 24,761    $ 45,885
                                                                      --------    --------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 5)
STOCKHOLDERS' EQUITY:
    Common stock - $1 par value-
       Primary class, authorized 1,000,000 shares; 296,500,
           292,500 and 140,000 shares issued and outstanding in
           1998, 1997 and 1996, respectively                          $162,500    $292,500    $296,500
       Referral class, authorized 1,800,000 shares; 300,000,
           262,000 and 26,000 shares issued and outstanding in
           1998, 1997 and 1996, respectively                            26,000     262,000     300,000
       Nonprofit class, nonvoting, authorized 200,000 shares;
           2,500 shares issued and outstanding in 1998, 1997
           and 1996, respectively                                        2,500       2,500       2,500
    Additional paid-in capital                                          74,000      74,000      74,000
    Syndication costs                                                  (75,000)    (95,000)    (95,000)
    Stock subscription and stockholder notes receivable                (18,375)    (49,885)    (52,850)
    Accumulated deficit                                               (174,000)   (345,869)   (384,898)
                                                                      --------    --------   -----------
                 Total stockholders' equity (deficit)                   (2,375)    140,246     140,252
                                                                      --------    --------   -----------

                                                                      $ 75,878    $165,007    $186,137
                                                                      ========    ========    ==========


                 The accompanying notes to financial statements
                  are an integral part of these balance sheets

                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                            STATEMENTS OF OPERATIONS


                                                                            THREE MONTHS ENDED
                                                     YEARS ENDED                MARCH 31,
                                                     DECEMBER 31,              (UNAUDITED)
                                              -----------------------   -----------------------
                                                  1996         1997         1997         199
                                              ----------   ----------   ----------   -----------
REVENUE                                       $   58,927   $  286,751   $  116,190   $   78,275
                                              ----------   ----------   ----------   -----------
EXPENSES:
    Consulting fees                               72,664      138,251       53,162        8,516
    Salaries and wages                            85,799      251,803       58,099       78,897
    Relocation expenses                            8,013            0            0            0
    Recruiting and education                      13,472        6,781        3,079       10,153
    Office expense and other                      17,210       44,907        8,757       16,667
    Rent                                           4,000        4,420          970        1,038
    Depreciation and amortization                  1,473        7,458        1,726        2,033
    Provision for uncollectible accounts               0        5,000            0            0
                                              ----------   ----------   ----------   -----------
                 Total expenses                  202,631      458,620      125,793      117,304
                                              ----------   ----------   ----------   -----------
NET LOSS                                      $ (143,704)  $(171,869)   $   (9,603)  $  (39,029)
                                              ==========   ==========   ==========   ===========

Net loss per basic common share               $    (1.31)  $     (.41)  $     (.05)  $     (.07)
                                              ==========   ==========   ==========   ===========
Basic average common shares outstanding          109,875      416,688      210,417      586,333
                                              ==========   ==========   ==========   ===========


                 The accompanying notes to financial statements
                    are an integral part of these statements

                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                    STOCK
                                                                                                SUBSCRIPTION
                                                                      ADDITIONAL              AND SHAREHOLDER
                                                     COMMON STOCK      PAID-IN   SYNDICATION        NOTES     ACCUMULATED
                                                   SHARES    AMOUNT    CAPITAL      COSTS        RECEIVABLE     DEFICIT     TOTAL
                                                  -------  ---------  ---------- -----------  --------------- ----------- ---------
BALANCE, December 31, 1995                         91,000  $  91,000  $  24,000   $       0      $ (64,500)  $ (30,296)   $  20,204
  Issuance of common stock for $1 per share       100,000    100,000          0           0              0           0      100,000
  Collections of stock subscription receivable          0          0          0           0         46,125           0       46,125
  Syndication costs                                     0          0          0     (75,000)             0           0      (75,000)
  Net loss for the year ended December 31, 1996         0          0          0           0              0    (143,704)    (143,704)
  Capital contributions                                 0          0     50,000           0              0           0       50,000
                                                  -------  ---------  ---------   ---------      ---------   ---------    ---------
BALANCE, December 31, 1996                        191,000    191,000     74,000     (75,000)       (18,375)   (174,000)      (2,375)
  Issuance of common stock for $1 per share       372,000    372,000          0           0        (49,885)          0      322,115
  Collections of stock subscription receivable          0          0          0           0         12,375           0       12,375
  Write-off of stock subscription receivable       (6,000)    (6,000)         0           0          6,000           0            0
  Syndication costs                                     0          0          0     (20,000)             0           0      (20,000)
  Net loss for the year ended December 31, 1997         0          0          0           0              0    (171,869)    (171,869)
                                                  -------  ---------  ---------   ---------      ---------   ---------    ---------
BALANCE, December 31, 1997                        557,000    557,000     74,000     (95,000)       (49,885)   (345,869)     140,246
  Issuance of common stock for $1 per share
    (unaudited)                                    42,000     42,000          0           0         (2,965)          0       39,035
  Net loss for the three months ended March 31,
     1998 (unaudited)                                   0          0          0           0              0     (39,029)     (39,029)
                                                  -------  ---------  ---------   ---------      ---------   ---------    ---------
BALANCE, March 31, 1998 (unaudited)               599,000  $ 599,000  $  74,000   $ (95,000)     $ (52,850)  $(384,898)   $ 140,252
                                                  =======  =========  =========   =========      =========   =========    =========

                 The accompanying notes to financial statements
                    are an integral part of these statements

                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS ENDED
                                                                   YEARS ENDED                 MARCH 31,
                                                                    DECEMBER 31,              (UNAUDITED)
                                                            -----------------------    -----------------------
                                                                 1996         1997         1997         1998
                                                            ------------  ---------    ----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                 $(143,704)   $(171,869)   $  (9,603)   $ (39,029)
    Adjustments to reconcile net loss to net cash used in
       operating activities-
          Depreciation and amortization                          1,473        7,458        1,726        2,034
          Provision for uncollectible accounts                       0        5,000            0            0
          Increase in accounts receivable                            0      (35,505)     (26,000)     (20,551)
          (Increase) decrease in prepaid expenses                    0       (5,297)           0        2,886
          Noncash contributions of capital                      50,000            0            0            0
          Increase (decrease) in accounts payable                1,906      (53,492)      29,176       21,124
                                                            ------------  ---------    ----------  -----------
                 Net cash used in operating activities         (90,325)    (253,705)      (4,701)     (33,536)
                                                            ------------  ---------    ----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of office equipment                                (3,334)      (9,217)                (6,367) 0
    Purchase of investment                                           0       (1,000)      (1,000)           0
    Payment of organization costs                               (5,044)           0            0            0
                                                            ------------  ---------    ----------  -----------
                 Net cash used in investing activities          (8,378)     (10,217)      (7,367)           0
                                                            ------------  ---------    ----------  -----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                     146,125      302,115       41,500       39,035
    Collection of stock subscription receivable                      0       12,375        6,375            0
                                                           ------------  ---------    ----------  -----------
                 Net cash provided by financing activities     146,125      314,490       47,875       39,035
                                                           ------------  ---------    ----------  -----------
NET INCREASE IN CASH                                            47,422       50,568       35,807        5,499
CASH, beginning of period                                        3,786       51,208       51,208      101,776
                                                            ------------  ---------    ----------  -----------
CASH, end of period                                          $  51,208    $ 101,776       87,015      107,275
                                                            ============  =========    ==========  ===========
SUPPLEMENTAL DISCLOSURE:
    Syndication costs financed through accounts payable      $  75,000    $  20,000    $  20,000    $       0
    Write-off of subscriptions receivable                            0        6,000        6,000            0
    Common stock issued in exchange for notes                        0       49,885       16,500        2,965
                                                            ============  =========    ==========  ===========

                 The accompanying notes to financial statements
                    are an integral part of these statements

                     ATLANTIC INTEGRATED HEALTH INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS
       DECEMBER 31, 1996 AND 1997, AND MARCH 31, 1997 AND 1998 (UNAUDITED)

1.  ORGANIZATION AND CONTINUITY OF OPERATIONS:

Atlantic Integrated Health Incorporated, a North Carolina corporation (the Company), was organized on December 5, 1994. The Company is an independent, physician-owned and governed medical practice group network, organized to provide administrative services to participating physicians and medical practice groups. Currently, the Company is in the process of integrating, economically and clinically, physicians now practicing primarily in single specialty practice groups into a larger multi-specialty network of medical practice groups.

The Company operated in the development stage until late in 1996 when it began to generate operating revenue. Since inception, the Company has expended significant funds on raising capital, developing a business plan, addressing other organizational matters and resolving legal and administrative matters. Operating losses have resulted in an accumulated deficit of $384,898 at March 31, 1998, (unaudited). If the Company does not realize additional revenue in the near future, it will require additional capital which may not be available.

The success of the Company is dependent upon its ability to maintain and expand its integrated network of physicians and to further its managed care contracting efforts. As such, the Company's ability to continue as a going concern is dependent upon many factors, the most significant of which include:

     - Being able to compete against established competitors wit substantially greater capital resources.

     - Being able to maintain and expand its network of qualified physicians and other health care providers.

     - Being able to operate in an evolving regulatory environment, particularly with respect to antitrust laws, fraud and abuse and other anti-referral laws, insurance regulation and health care reform.

Management's plans to address the above matters include:

     - Seeking improvements in the delivery of health care services in order to enhance the quality and cost-effectiveness of care provided to patients served by the participating physician network.

     - Integrating and coordinating the delivery of health care services by participating medical practice groups.

     - Developing a flexible organizational structure that will meet the requirements of an evolving regulatory environment.

In October 1996, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission registering for sale shares of common stock under federal securities laws. The minimum offering requirements were met and the offering was extended through July 28, 1997. On September 22, 1997, the company filed Post-Effective Amendment No. 2 to the Company's Registration Statement on Form SB-2 to update the prospectus and extend the offering period through April 28, 1998. The Commission declared Post-Effective Amendment #2 effective on September 30, 1997. The

Company is in the process of extending its offering again by filing Post-Effective Amendment No. 3 to the Company's Registration Statement.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

OFFICE EQUIPMENT

Office equipment acquisitions are recorded at cost. Depreciation is provided for each class of depreciable asset and is computed using accelerated methods over the estimated economic useful lives. These live range from five to seven years.

DEFERRED COSTS

Deferred costs consist of costs incurred in connection with establishing the legal structure of the Company. These costs are being amortized over a period of five years.

SYNDICATION COSTS

Certain fees and expenses relating to the sale of common stock were charged against stockholders' equity.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3.  STOCK SUBSCRIPTION AND STOCKHOLDER NOTES RECEIVABLE:

The stock subscription and stockholder notes receivable consists of amounts due from stockholders at December 31, 1997 and 1996, related to the issuance of shares of the Company's $1 par value common stock at a price of $1.00 per share.


4.  INVESTMENT:

In January 1997, the Company, in conjunction with Kanawha Insurance Company (Kanawha), formed The Beacon Company (Beacon). The Company and Kanawha each contributed $1,000 of capital to Beacon; and as a result, each owns 50% of Beacon. Beacon plans to market and sell health care services and related employee benefit products, primarily in Eastern North Carolina. Management expects Beacon to emerge from the development stage by the end of the fourth quarter of 1998. The Company is accounting for its investment on the equity method.

In February 1998, the Company's Board of Directors approved plans to purchase all of the Beacon Shares held by Kanawha. It is expected that the transaction will be completed during the second quarter of 1998.


5.  BUY/SELL AGREEMENTS:

Stockholders are required to enter into a buy/sell agreement pursuant to which the Company will have the option to repurchase the holders' shares under certain circumstances. Such circumstances will include those in which the holder ceases to be unconditionally licensed to practice medicine in the State of North Carolina, ceases to meet the credentialing standards of the Company, ceases to be actively engaged in the practice of medicine or ceases to be affiliated with the Company through a medical services provider agreement.


6.  MEMORANDUM OF UNDERSTANDING:

On May 23, 1996, the Company entered into a Memorandum of Understanding (MOU) with several other Eastern North Carolina based providers. The purpose of the MOU was to provide a medium through which participating entities could work jointly to develop a business plan for the development and operation of a management services organization. Pursuant to the provisions of the MOU, the Company contributed $15,000 in cash along with certain organizational materials previously developed by the Company. Additionally, the Company performed certain services on behalf of the project and incurred direct costs of approximately $78,000. The Company was reimbursed for these expenses in accordance with the terms specified in the MOU.


7.  INCOME TAXES:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This statement requires the use of the liability method of accounting for deferred income taxes. Deferred income taxes reflect the net tax affects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

At December 31, 1997 and 1996, the Company had net operating loss carryforwards of approximately $315,000 and $150,000, respectively, for income tax purposes. No deferred tax asset has been recorded by the Company as the realization of such an asset is uncertain at this time. The net operating loss carryforwards begin expiring in 2010 for federal income tax purposes.


8.  RELATED-PARTY TRANSACTIONS:

The Company's chief executive officer and chairman of the board have provided management services and office space at no cost to the Company. The estimated fair market value of these items has been accounted for as expenses (salaries and wages and rent) and contributions of capital in the accompanying financial statements. The estimated fair market value of services and office space provided under these arrangements was $46,000 and $4,000, respectively, for the year ended December 31, 1996. Effective January 1, 1997, the Company began reimbursing the officers noted above for the estimated fair market value of services and office space provided by them. The estimated fair market value of services and office space provided under these arrangements was $48,000 and $4,304, respectively, for the year ended December 31, 1997 and $12,000 and $1,038, respectively, for the three months ended March 31, 1998 (unaudited).

The Company entered into an arrangement with Beacon to provide network development services. Revenue under this arrangement was $70,000 for the year ended December 31, 1997. In addition, the Company recognized $185,350 and $46,738 in revenue from its referral class common shareholders from administrative service fees related to group purchasing, contracting and other services provided for the year ended December 31, 1997 and the three months ended March 31, 1998 (unaudited), respectively.

========================================= ======================================

No dealer, salesperson or any other
person has been authorized to give
information to or make any representation
not contained in this Prospectus in
connection with the offer made by this
Prospectus, and, if given or made, such
information or representation must not be           700,000 PRIMARY CLASS
relied upon as having been authorized by                COMMON SHARES
the Company. This Prospectus does not
constitute an offer to sell or a                      1,400,000 REFERRAL
solicitation by anyone in any                        CLASS COMMON SHARES
jurisdiction in which the person making
Such offer or solicitation is not                     150,000 NONPROFIT
qualified to do so or to anyone to whom         CLASS NONVOTING COMMON SHARES
it is unlawful to make such offer or
solicitation. Neither the delivery of
this Prospectus nor any sale made
hereunder shall under any circumstances
create any implication that the affairs
of the Company since the date hereof or
the information herein is correct as of
any time subsequent to the date of this
Prospectus.

         ---------------------
           TABLE OF CONTENTS

                                      Page
                                      ----
Additional Information..................2
Prospectus Summary......................3
Risk Factors............................6            ATLANTIC INTEGRATED
Use of Proceeds........................12            HEALTH INCORPORATED
Dividend Policy........................12
Dilution...............................12
Capitalization.........................13
Selected Financial Data................14
Management's Discussion and Analysis
of Financial Condition and Results
of Operations..........................15
Business...............................19            -------------------
Management.............................33                PROSPECTUS
Certain Transactions...................39            -------------------
Principal Shareholders.................40
Description of Securities..............44
Shares Eligible for Future Sale........48
Plan of Distribution...................49
Validity of Shares.....................50
Experts................................51
Index to Financial Statements.........F-1
          -----------------------                      __________, 1998

========================================= ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The North Carolina Business Corporation Act requires that Atlantic indemnify any director, who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of Atlantic, against reasonable expenses incurred by the director in connection with the proceeding. "Proceeding" means a threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal. Reference is made to the detailed provisions of Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act for a complete statement of such indemnification rights. Atlantic's Bylaws, as amended, also require Atlantic to provide indemnification to any person who at any time serves or has served as a director or officer of Atlantic, or at the request of Atlantic is or was serving as an officer, director, agent, partner, trustee, administrator, or employee for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the fullest extent permitted by the North Carolina Business Corporation Act. Atlantic's Bylaws, as amended, also permit Atlantic's Board of Directors, in its discretion, to provide such indemnification to employees and agents of Atlantic. Atlantic maintains a directors and officers and errors and omissions insurance policy.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth estimated expenses incurred by Atlantic in connection with the issuance and distribution of the Shares being registered. All such expenses are estimated except for the SEC registration fee.

         SEC registration fee.............................      $     681.81
         Printing expenses................................         12,000.00
         Fees and expenses of counsel for Atlantic........         80,000.00
         Fees and expenses of accountants for Atlantic....          7,000.00
         Miscellaneous....................................          5,000.00
                                                                   ---------

                  Total...................................       $104,681.81

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Since December 1994, Atlantic issued the following securities without registration under the Securities Act:

1. In December 1994, Atlantic issued an aggregate of 19,000 shares of common stock to 20 individual physicians and medical practice groups at a price of $1.00 per share.

2. In February 1995, Atlantic issued 500 shares of common stock to one physician for $1.00 per share.

3. From April 1995 through May 1995, Atlantic issued an aggregate of 4,000 shares of common stock to four physicians and medical practice groups for $1.00 per share.

4. From June 1995 through July 1995, Atlantic issued an aggregate of 2,500 shares of common stock to five physicians and medical practice groups for $1.00 per share.

5. In September 1995, Atlantic issued 500 shares of common stock to one medical practice group for $1.00 per share.

6. From February 1996 through April 1996, Atlantic issued an aggregate of 33,000 shares of common stock to 14 physicians and medical practice groups for $1.00 per share.

7. In May 1996, Atlantic issued an aggregate of 39,500 shares of common stock to six medical practice groups for $1.00 per share.

8. In July 1996, Atlantic issued an aggregate of 5,000 Primary Class Common Shares to three physicians and medical practice groups for $1.00 per share (1).

9. In September 1996, Atlantic issued an aggregate of 14,000 Primary Class Common Shares and 6,000 Referral Class Common Shares to two medical practice groups for $1.00 per share.

10. From October 1996 through November 1996, Atlantic issued an aggregate of 26,500 Primary Class Common Shares and 12,000 Referral Class Common Shares to four medical practice groups for $1.00 per share (2).

11. From January 1997 through April 1997, Atlantic issued an aggregate of 9,000 Primary Class Common Shares and 6,000 Referral Class Common Shares to three medical practice groups for $1.00 per share (2).

12. From June 1997 through July 1997, Atlantic issued 7,500 Primary Class Common Shares to two medical practice groups for $1.00 per share (2).

13. Since July 1997, Atlantic has not issued any shares of capital stock without registration under the Securities Act.

         No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all of the above sales were made in reliance on Section 4(2) of the Securities Act for transaction not involving a public offering. With regard to the reliance by Atlantic upon the exemption from registration provided under Section 4(2) of the Securities Act for the sales of securities disclosed above, certain inquiries were made by Atlantic to establish that such sales qualified for such exemption from the registration requirements. In particular, Atlantic confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from officers and directors of Atlantic or other persons closely associated with Atlantic, (ii) each investor made representations that he or she was sophisticated in relation to the investment (and Atlantic has no reason to believe such representations were incorrect), (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.

------------------------------

(1) Prior to July 1996, the authorized capital stock of Atlantic consisted of 100,000 shares of common stock, $1.00 par value per share. In July 1996, after Atlantic amended and restated its Articles of Incorporation to reflect its current capital structure, the shares of common stock previously issued and outstanding were canceled and re-issued as either Primary Class Common Shares, Referral Class Common Shares or Nonprofit Class Nonvoting Common Shares, as the case may be, depending upon the qualifications of the existing shareholders.

(2) Atlantic offered and sold these shares prior to their issuance pursuant to subscription agreements dated from December 1995 through August 1996. Atlantic does not issue any shares of capital stock to subscribers until payment in full is received by Atlantic from such subscribers.

ITEM 27.  EXHIBITS.

    EXHIBIT NO.                        DESCRIPTION
    -----------                        -----------

    3.1      Amended and Restated Articles of Incorporation of Atlantic
    3.2      Bylaws of Atlantic, as amended
    4.1      Specimen form of Atlantic's Primary Class Common Share Certificate
    4.2      Specimen form of Atlantic's Referral Class Common Share Certificate
    4.3 Specimen form of Atlantic's Nonprofit Class Nonvoting Common Share Certificate
    5.1      Opinion and Consent of Wyrick, Robbins, Yates & Ponton L.L.P.
    10.1 Form of Subscription and Shareholder Buy/Sell Agreement (Primary Class Common Shareholder)
    10.2 Form of Subscription and Shareholder Buy/Sell Agreement (Referral Class Common Shareholder)
    10.3 Form of Subscription and Shareholder Buy/Sell Agreement (Nonprofit Class Nonvoting Common Shareholder)
    10.4 Form of Non-Exclusive Medical Services Provider Agreement (Primary Physicians)
    10.5 Form of Non-Exclusive Medical Services Provider Agreement (Referral Physicians)
    10.6 Employment Agreement between Atlantic and Robert H. Blake, III effective as of June 1, 1996
    10.7 Lease Agreement dated August 15, 1997 between Atlantic and New Bern Family Practice, P.A.
    10.8     Form of Facility Participation Agreement
    10.9     Contract and Lease dated April 23, 1998 between Atlantic and
             Joseph E. Thomas
    10.10 Contract and Lease dated April 23, 1998 between Atlantic and Village Cedars, Inc.
    23.1     Consent of Wyrick, Robbins, Yates & Ponton L.L.P.(included in
             Exhibit 5.1)
    23.2     Consent of Arthur Andersen LLP
    24.1 Power of Attorney (included on page II-5 of Registration Statement on Form SB-2, page II-5 of the Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 and page II-7 of the Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2)
    27.1     Financial Data Schedule

ITEM 28.  UNDERTAKINGS.

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the North Carolina Business Corporation Act, the Articles of Incorporation or the Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2.       The undersigned Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Bern and State of North Carolina, on June 23, 1998.
                             ATLANTIC INTEGRATED HEALTH
                             INCORPORATED

                             By   /s/ J. Philip Mahaney, Jr., M.D.
                                 -----------------------------------------------
                                 J. Philip Mahaney, Jr., M.D.
                                 President and Chief Executive Officer
                                 (principal executive officer)

                             By   /s/ Stephen W. Nuckolls
                                 -----------------------------------------------
                                 Stephen W. Nuckolls
                                 Chief Financial Officer
                                 (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

               SIGNATURE AND TITLE
               -------------------

J. Philip Mahaney, Jr., M.D.
Director

W. James Stackhouse, M.D.
Chairman of the Board, Treasurer and Director

Joseph E. Agsten, M.D.
Director

Charles J. Baio, M.D.
Director

Graham A. Barden, III, M.D.
Director

Michael L. Bramley, M.D.
Director

A. Clark Gaither, M.D.                       By /s/ J. Philip Mahaney, Jr., M.D.
Director                                       ---------------------------------
                                                    J. Philip Mahaney, Jr., M.D.
                                                    PRO SE AND ATTORNEY-IN-FACT
Frank L. Gay, M.D.                                  Dated June 23, 1998
Director

Robert A. Krause, M.D.
Director

Robert S. Meyer, M.D.
Director

Leo E. Waivers, M.D.
Director

James M. Williams, M.D.
Director

Kerry A. Willis, M.D.
Director

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Philip Mahaney, Jr., M.D. and Robert H. Blake III, and each of them, as his or her true and lawful attorney-in-fact and agent, each with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including additional post-effective amendments) to this Post Effective Amendment No. 3 to the Registration Statement, and any additional Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 3 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.


                                    /s/ Stephen R. Ainsworth, M.D.
                                    --------------------------------------------
                                    Stephen R. Ainsworth, M.D.
                                    Director
                                    June 23, 1998

                                    /s/ John P. Emerick, M.D.
                                    --------------------------------------------
                                    John P. Emerick, M.D.
                                    Director
                                    June 23, 1998

                                  EXHIBIT INDEX
                                       TO
      POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT ON FORM SB-2


ITEM NO.                                   DESCRIPTION                                         METHOD OF FILING
--------                                   -----------                                         ----------------
3.1      Amended and Restated Articles of Incorporation of Atlantic                                   (1)
3.2      Bylaws of Atlantic, as amended                                                               (1)
4.1      Specimen form of Atlantic's Primary Class Common Share Certificate                           (1)
4.2      Specimen form of Atlantic's Referral Class Common Share Certificate                          (1)
4.3      Specimen form of Atlantic's Nonprofit Class Nonvoting Common Share Certificate               (1)
5.1      Opinion and Consent of Wyrick, Robbins, Yates & Ponton L.L.P.                                (1)
10.1     Form of Subscription  and  Shareholder  Buy/Sell  Agreement  (Primary Class Common           (1)
             Shareholder)
10.2     Form of Subscription  and Shareholder  Buy/Sell  Agreement  (Referral Class Common           (1)
             Shareholder)
10.3     Form  of  Subscription  and  Shareholder   Buy/Sell  Agreement   (Nonprofit  Class           (1)
             Nonvoting Common Shareholder)
10.4     Form of Non-Exclusive Medical Services Provider Agreement (Primary Physicians)               (1)
10.5     Form of Non-Exclusive Medical Services Provider Agreement (Referral Physicians)              (1)
10.6     Employment  Agreement  between  Atlantic  and Robert H. Blake III  effective as of           (1)
             June 1, 1996
10.7     Lease  Agreement  dated  August 15,  1997  between  Atlantic  and New Bern  Family           (2)
             Practice, P.A.
10.8     Form of Facility Participation Agreement                                                     (3)
10.9     Contract and Lease dated April 23, 1998 between Atlantic and Joseph E. Thomas                (4)
10.10    Contract and Lease dated April 23, 1998 between Atlantic and Village Cedars, Inc.            (4)
23.1     Consent of Wyrick, Robbins, Yates & Ponton L.L.P. (included in Exhibit 5.1)                  (1)
23.2     Consent of Arthur Andersen LLP                                                               (4)
24.1     Power of Attorney  (included on page II-5 of Registration  Statement on Form SB-2, page II-5 of the Post-Effective  Amendment No. 2 to the Registration Statement
             on Form  SB-2  and  page  II-7 of the  Post-Effective  Amendment  No. 3 to the
             Registration Statement on Form SB-2)
27.1     Financial Data Schedule                                                                      (4)


-----------------------------

(1) Incorporated by reference to exhibits contained in Atlantic's Registration Statement on Form SB-2 (File No. 333-5826)

(2) Incorporated by reference to exhibits contained in Atlantic's Post-Effective Amendment No. 2 (File No. 333-5826)

(3) Incorporated by reference to exhibits contained in Atlantic's Annual Report on Form 10-KSB for the year ended December 31, 1997 (File No. 333-5826)

(4)      Filed herewith electronically